Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

IMPERIAL SUGAR COMPANY

at

$6.35 Net Per Share

by

LOUIS DREYFUS COMMODITIES SUBSIDIARY INC.,

a wholly owned subsidiary of

LD COMMODITIES SUGAR HOLDINGS LLC

a wholly owned subsidiary of

LOUIS DREYFUS COMMODITIES LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 11, 2012, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of May 1, 2012 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among LD Commodities Sugar Holdings LLC, a Delaware limited liability company (“LDCSH”), and Louis Dreyfus Commodities Subsidiary Inc., a Texas corporation, (“Purchaser”) and a wholly-owned subsidiary of LDCSH, and Imperial Sugar Company, a Texas corporation (“Imperial Sugar”). Purchaser is offering to purchase all of the shares of common stock (including Imperial Sugar restricted shares subject to vesting conditions), without par value per share (together with the associated preferred share purchase rights, the “Shares”), of Imperial Sugar that are issued and outstanding, at a price of $6.35 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”), and the applicable related letter of transmittal (either the “Letter of Transmittal for Shares” or the “Letter Transmittal for Restricted Shares,” and each a “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Imperial Sugar (the “Merger”), with Imperial Sugar continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of LDCSH. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any shareholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by LDCSH, Imperial Sugar or any of their respective wholly-owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF IMPERIAL SUGAR UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

After careful consideration, the board of directors of Imperial Sugar (the “Imperial Sugar Board”) has unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of Imperial Sugar and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 9:00 a.m., New York City time, on Monday, June 11, 2012 (the “Expiration Date,” unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) that number of Shares that when added to the Shares then beneficially owned by LDCSH and its subsidiaries would represent one Share more than sixty-six and two-thirds percent (66 2/3%) of the total number of then outstanding Shares on a fully diluted basis (which total number is the number of Shares issued and outstanding plus the number of Shares which Imperial Sugar would be required to issue pursuant to any then outstanding options, warrants or other rights to acquire Shares (other than the Top-Up Option (as defined below)) regardless of whether or not then vested) and (ii) the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”), as well as other customary conditions. See Section 15 — “Conditions to the Offer.”

A summary of the principal terms of the Offer appears on pages 1 through 10. You should read this entire Offer to Purchase and the applicable Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer.

May 11, 2012

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal for Shares that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal for Shares together with the certificates representing your Shares and any other required documents to Computershare, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility,” or (iii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer. The associated preferred share purchase rights are currently evidenced by the certificates representing shares of Imperial Sugar common stock, and by tendering shares of Imperial Sugar common stock a shareholder will also tender the associated preferred share purchase rights. If the preferred share purchase rights are separated from the shares of Imperial Sugar common stock under the terms of the Rights Agreement (as defined below), shareholders will be required to tender one associated preferred share purchase right for each share of Imperial Sugar common stock tendered in order to effect a valid tender of such shares of Imperial Sugar common stock. If you are tendering Imperial Sugar Restricted Shares (as defined below), please follow the instructions on the Letter of Transmittal for Restricted Shares, which has been enclosed with this Offer to Purchase.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares (and/or, if applicable, associated preferred share purchase rights) are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

Mackenzie Partners, Inc., the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the applicable Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the applicable Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock (including Imperial Sugar restricted shares subject to vesting conditions (“Imperial Sugar Restricted Shares”)), without par value per share (together with the associated preferred share purchase rights, the “Shares”), of Imperial Sugar Company, a Texas corporation (“Imperial Sugar”), that are issued and outstanding.

Price Offered Per Share:	$6.35 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes.

Scheduled Expiration Date:	9:00 a.m., New York City time, on Monday, June 11, 2012, unless the Offer (as defined below) is extended.

Purchaser:	Louis Dreyfus Commodities Subsidiary Inc., a Texas corporation (“Purchaser”) and a wholly-owned subsidiary of LD Commodities Sugar Holdings LLC, a Delaware limited liability company (“LDCSH”) and a wholly-owned subsidiary of Louis Dreyfus Commodities LLC (“LDCLLC”).

Imperial Sugar Board Recommendation:	The board of directors of Imperial Sugar (the “Imperial Sugar Board”) has unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of Imperial Sugar and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement.

The following are some questions that you, as a shareholder of Imperial Sugar, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the applicable related letter of transmittal (either the “Letter of Transmittal for Shares” or the “Letter of Transmittal for Restricted Shares,” and each a “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the applicable Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Mackenzie Partners, Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

We are a wholly-owned subsidiary of LDCSH, were incorporated under the laws of the State of Texas and were formed for the purpose of making the Offer and thereafter consummating the merger (the “Merger”) with and into Imperial Sugar, with Imperial Sugar continuing as the surviving corporation in the Merger (the

“Surviving Corporation”) as a wholly-owned subsidiary of LDCSH. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. LDCSH is a wholly-owned subsidiary of LDCLLC, a Delaware limited liability company. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser, LDCSH and LDCLLC.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the applicable Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

As of the close of business on May 8, 2012, based on information provided by Imperial Sugar, there were 50,000,000 Shares authorized. As of such date, there were 12,241,530 Shares issued and outstanding, of which 215,838 Shares were of Imperial Sugar Restricted Shares. Additionally, 45,574 Shares were reserved for issuance upon the exercise of options to purchase Shares issued under the Imperial Sugar equity plan (“Imperial Sugar Options”) and 187,706 Shares were issuable upon the vesting of 187,706 issued and outstanding restricted stock units that convey the right to receive Shares (“Imperial Sugar RSU Awards”).

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of May 1, 2012, by and among Imperial Sugar, LDCSH and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, acquire the entire equity interest in, Imperial Sugar, while allowing Imperial Sugar’s shareholders an opportunity to receive the Offer Price promptly (and in any event within three business days after our acceptance of such Shares) by tendering their Shares into the Offer. If the Offer is consummated, we, LDCSH and Imperial Sugar expect to consummate the Merger as promptly as practicable thereafter in accordance with the Texas Business Organizations Code (the “TBOC”). At the effective time of the Merger (the “Effective Time”), Imperial Sugar will become a wholly-owned subsidiary of LDCSH. See Section 12 — “Purpose of the Offer; Plans for Imperial Sugar.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $6.35 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

Has the Imperial Sugar Board received a fairness opinion in connection with the Offer and the Merger?

Yes. The opinion of Perella Weinberg Partners was delivered to Imperial Sugar on April 30, 2012 to the effect that, as of such date and based upon and subject to the various qualifications, limitations and assumptions set forth therein, the $6.35 per common share in cash to be received by shareholders of Imperial Sugar (other than LDCSH and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

What does the Imperial Sugar Board recommend?

After careful consideration, the Imperial Sugar Board has unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the

Merger, are advisable and in the best interests of Imperial Sugar and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for Imperial Sugar” and Imperial Sugar’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the applicable Letter of Transmittal and other related materials, mailed to Imperial Sugar’s shareholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

(a)

there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) that number of Shares that when added to the Shares then beneficially owned by LDCSH and its subsidiaries would represent one Share more than sixty-six and two-thirds percent (66 2/3%) of the total number of then outstanding Shares on a fully diluted basis (which total number is the number of Shares issued and outstanding plus the number of Shares which Imperial Sugar would be required to issue pursuant to any then outstanding options, warrants or other rights to acquire Shares (other than the Top-Up Option (as defined below)) regardless of whether or not then vested) (the “Minimum Condition”); and

(b)	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”) having expired or been terminated (the “HSR Condition”), as well as other customary conditions.

We may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without Imperial Sugar’s consent. See Section 15 — “Conditions to the Offer.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

What percentage of Shares do you or your affiliates currently own?

Neither we nor LDCSH nor any of our respective affiliates currently own any Shares.

Do you have the financial resources to pay for all Shares?

Yes. The total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding in connection with the Merger is approximately $80 million, plus related fees and expenses. LDCLLC, our indirect parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. LDCLLC expects to fund such cash requirements from its available cash on hand and / or cash generated from general corporate activities including the issuance of commercial paper in the ordinary course of business. The Offer is not subject to any financing condition. LDCLLC has guaranteed LDCSH’s and our payment and performance obligations in the Offer and under the Merger Agreement. LDCSH is a wholly-owned subsidiary of LDCLLC and we are an indirect wholly-owned subsidiary of LDCLLC. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender into the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•

we, through LDCLLC, have sufficient funds available to us to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger in light of LDCLLC’s financial capacity in relation to the amount of consideration payable.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

What are your plans for Imperial Sugar after the Merger?

Except as otherwise set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of Imperial Sugar will be continued substantially as they are currently being conducted. LDCSH will continue to evaluate the business and operations of Imperial Sugar during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing.

Except as described above or elsewhere in this Offer to Purchase, neither we nor LDCSH have any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Imperial Sugar or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Imperial Sugar or any of its subsidiaries, (iii) any change in the Imperial Sugar Board or management of Imperial Sugar, (iv) any material change in Imperial Sugar’s capitalization or dividend rate or policy or indebtedness, (v) any other material change in Imperial Sugar’s corporate structure or business, (vi) any class of equity securities of Imperial Sugar being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Imperial Sugar becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until 9:00 a.m., New York City time, on Monday, June 11, 2012 (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Computershare, our depositary for the Offer (the “Depositary”), within three NASDAQ Stock Market (“NASDAQ”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the Termination Date (as defined below).

Pursuant to the Merger Agreement, we are required to extend the Offer:

•

for periods of not more than five business days each, or such other number of business days as we, LDCSH and Imperial Sugar may agree, but not beyond August 1, 2012 (which may be extended to November 1, 2012 by either LDCSH or Imperial Sugar at their option under certain conditions) (the “Termination Date”), in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we may not waive); and

•

for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the Termination Date.

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer”.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

Will there be a subsequent offering period?

We may elect to provide a subsequent offering period of not less than three business days nor more than 20 business days, during which time Imperial Sugar’s shareholders whose Shares have not been tendered prior to the Expiration Date (or whose Shares were tendered and later withdrawn prior to the Expiration Date) may tender, but not withdraw, their Shares and receive the Offer Price. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights”.

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until following the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date.

A subsequent offering period, if one is provided, would occur after the time we accept for payment Shares tendered in the Offer (the “Acceptance Time”) and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my Shares into the Offer?

To tender your certificated Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees (or, in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal for Shares or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal for Shares), and any other documents required by the Letter of Transmittal for Shares, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

To tender your Restricted Shares into the Offer, you must complete and sign a Letter of Transmittal for Restricted Shares in accordance with the instructions in that Letter of Transmittal and mail or deliver such Letter of Transmittal for Restricted Shares and all other required documents to the Depositary. Note that the procedures for guaranteed delivery may not be used to tender Imperial Sugar Restricted Shares.

If the associated preferred share purchase rights have been separated from Imperial Sugar common stock under the terms of the Rights Agreement, dated as of December 31, 2002, between Imperial Sugar and The Bank of New York, as rights agent, as amended by Amendment to Rights Agreement, dated as of October 10, 2008 between Imperial Sugar and The Bank of New York, as rights agent, as amended by the Second Amendment to Rights Agreement, dated as of May 1, 2012 between Imperial Sugar and The Computershare Shareowner Services, as rights agent (as amended, the “Rights Agreement”), you also must tender one associated preferred share purchase right for each share of Imperial Sugar common stock tendered in order to validly tender such shares in the Offer.

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after July 9, 2012 which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the applicable Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

Following the consummation of the Offer, we, LDCSH and Imperial Sugar expect to consummate the Merger as promptly as practicable thereafter. If the Merger takes place, no Shares will be publicly owned. If all of the conditions to the Offer are satisfied or waived (see Section 15 — “Conditions to the Offer”) and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining shareholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, LDCSH or Imperial Sugar are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory provisions of Subchapter H of Chapter 10 of the TBOC will be entitled to demand fair value of such Shares. At the Effective Time, all such Shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the Shares, except for the rights provided pursuant to the provisions of Subchapter H of Chapter 10 of the TBOC. Imperial Sugar is required to give LDCSH notice of any written demands to exercise dissenter’s rights with respect to any Shares, attempted withdrawals of such demands and any other instruments served on Imperial Sugar pursuant to the TBOC. LDCSH has the right to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. Except as required by applicable law, Imperial Sugar will not offer to make or make any payment with respect to, or settle or offer to settle, any such demands for payment of the fair value of any such Shares without the prior written consent of LDCSH. This value may be more or less than, or the same as, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If I decide not to tender my Shares into the Offer, how will the Offer affect my Shares?

Following the consummation of the Offer, we, LDCSH and Imperial Sugar expect to consummate the Merger as promptly as practicable. If the Merger is consummated, then shareholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such shareholders in accordance with Texas law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares into the Offer and not tendering your Shares into the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger.

Furthermore, following the consummation of the Offer and until the Effective Time, there may then be so few remaining shareholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. See the “Introduction” and Section 13 — “Certain Effects of the Offer.”

There is no assurance that we will acquire enough Shares to exercise the Top-Up Option (as defined below) or that a subsequent offering period will result in our owning in excess of 90% of the outstanding Shares. As a result, we may not be able to effect the Merger under the “short-form” merger provisions of Section 10.006 of the TBOC. If we do not own at least 90% of the outstanding Shares, the Merger Agreement must be adopted by Imperial Sugar’s shareholders in order to consummate the Merger. Adoption of the Merger Agreement by Imperial Sugar’s shareholders requires the affirmative vote of holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares. Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other shareholder of Imperial Sugar. See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for Imperial Sugar — Purpose of the Offer.”

What is the market value of my Shares as of a recent date and the “premium” I am receiving?

The Offer Price of $6.35 per Share represents an approximate:

•	57% premium to the closing price per Share reported on the NASDAQ on April 30, 2012, the last day before we announced the execution of the Merger Agreement and the Offer; and

•

50% premium to the trailing 30-day volume weighted average stock price reported on the NASDAQ ending on April 30, 2012, the last day before we announced the execution of the Merger Agreement and the Offer.

On April 30, 2012, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ was $4.05 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Have any shareholders of Imperial Sugar already agreed to tender their Shares into the Offer or to otherwise support the Offer?

Yes. The executive officers of Imperial Sugar have entered into Tender and Voting Agreements with us and LDCSH pursuant to which, among other things, those shareholders have agreed to tender their Shares in the Offer. Imperial Sugar is not a party to the Tender and Voting Agreements. Excluding options to purchase Shares that are exercisable within 60 days of May 1, 2012, the executive officers that are party to such Tender and Voting Agreements beneficially owned, in the aggregate, 385,617 Shares (approximately 3.2% of all outstanding Shares) as of May 1, 2012. Including options to purchase Shares that are exercisable within 60 days of May 1, 2012, such executive officers beneficially owned, in the aggregate, 401,452 Shares (approximately 3.3% of all outstanding Shares after giving effect to the exercise of such options) as of May 1, 2012. See Section 11 — “The Merger Agreement; Other Agreements.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly (and in any event within three business days after our acceptance of such Shares). We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility,” (ii) a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees or, in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal for Shares or an Agent’s Message in lieu of such Letter of Transmittal for Shares and (iii) any other required documents for such Shares. Shareholders tendering Imperial Sugar Restricted Shares will be paid through Imperial Sugar’s payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to the vesting of such Imperial Sugar Restricted Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What is the Top-Up Option and when could it be exercised?

Imperial Sugar has granted to us and LDCSH an option (the “Top-Up Option”) to purchase from Imperial Sugar the number of newly-issued Shares (the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by LDCSH and its subsidiaries at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the total number of Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option on a fully diluted basis (which total number is the number of Shares issued and outstanding plus the number of Shares which Imperial Sugar would be required to issue pursuant to any then outstanding options, warrants or other rights to acquire Shares (including the Top-Up Option) regardless of whether or not then vested) or (ii) the aggregate number of Shares that Imperial Sugar is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

The Top-Up Option is required to be exercised by us or LDCSH, in whole and not in part, on or prior to the fifth business day after the later of the Acceptance Time and the expiration of any subsequent offering period if LDCSH and we do not own in the aggregate at least 90% of the Shares. The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price.

See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 12 — “Purpose of the Offer; Plans for Imperial Sugar.”

What will happen to my stock options in the Offer and Merger?

The Offer is made only for Shares and is not made for any Imperial Sugar Options. However, you may tender in the Offer any Shares received upon exercise of vested Imperial Sugar Options. At the Effective Time, each outstanding Imperial Sugar Option will be cancelled and converted into only the right to receive an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the per share exercise or purchase price of the applicable Imperial Sugar Option multiplied by the aggregate number of Shares that may be acquired upon exercise of such Imperial Sugar Option (less applicable tax withholding). If the per share exercise or purchase price of any such Imperial Sugar Option is equal to or greater than the Option Price, such Imperial Sugar Option will be canceled without any cash payment being made in respect thereof.

What will happen to my restricted stock unit awards in the Offer and Merger?

The Offer is made only for Shares and is not made for any Imperial Sugar RSU Award. At the Acceptance Time, Shares will be issuable in settlement of outstanding Imperial Sugar RSU Awards. All Shares issued in settlement of Imperial Sugar RSU Awards that are not otherwise tendered in any subsequent offering period will be treated the same as all other Shares and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Offer Price as of the Effective Time.

What will happen to my restricted shares in the Offer and Merger?

The restrictions applicable to each Imperial Sugar Restricted Share that has not yet vested, including both time-based vesting awards and performance-based vesting awards, will be fully vested upon the Acceptance Time. Imperial Sugar Restricted Shares tendered in the Offer will, to the extent not withheld to satisfy tax withholding obligations, be treated the same as other tendered Shares and will receive the Offer Price, however, the payment of the Offer Price for Imperial Sugar Restricted Shares will be made through Imperial Sugar’s payroll system, subject to applicable income and employment withholding rather than directly from the paying agent in the Offer. Imperial Sugar Restricted Shares not tendered in the Offer will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the Offer Price (less applicable tax withholdings) at the Effective Time.

A Letter of Transmittal for Restricted Shares is enclosed with the Offer. In order to tender Imperial Sugar Restricted Shares into the Offer, holders of such Shares must deliver a completed and duly executed Letter of Transmittal for Restricted Shares and any other documents required by the Letter of Transmittal for Restricted Shares, if any, to the Depositary. Imperial Sugar Restricted Shares may ONLY be tendered by these procedures and may not be tendered into the Offer by delivering a Letter of Transmittal for Shares.

In addition, with respect to any Imperial Sugar Restricted Shares that vest after the commencement of the Offer and before the Acceptance Time, Imperial Sugar will reduce the number of such Imperial Sugar Restricted Shares to the extent necessary to reflect any applicable income and employment tax withholding, and, to the extent any such Imperial Sugar Restricted Shares had previously been tendered into the Offer, payment of the Offer Price in respect of such Shares (as reduced to cover withholding) shall be by the same method applicable to Imperial Sugar Restricted Shares that vest upon the Acceptance Time.

See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Imperial Sugar Equity Awards.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Texas law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer or exchanging Shares in the Merger or exercising appraisal rights.

To whom should I talk if I have additional questions about the Offer?

You may call Mackenzie Partners, Inc., the Information Agent, toll-free at 800-322-2885.

To the Holders of Shares of Common Stock of Imperial Sugar Company:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among LDCSH, Imperial Sugar and us. We are offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal for shares, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with each Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Shareholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we, LDCSH and Imperial Sugar will cause the Merger to be consummated by filing with the Secretary of State of the State of Texas a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the TBOC. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as LDCSH and Imperial Sugar agree in writing and specify in the Certificate of Merger, at which time Imperial Sugar will become the Surviving Corporation and a wholly-owned subsidiary of LDCSH. At the Effective Time, each Share then outstanding (other than Shares that are held by any shareholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by LDCSH, Imperial Sugar or any of their respective wholly-owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the Imperial Sugar Board has unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of Imperial Sugar and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement.

A more complete description of the Imperial Sugar Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed by Imperial Sugar with the SEC and, together with this Offer to Purchase, the applicable Letter of Transmittal and other related materials, mailed to Imperial Sugar’s shareholders in connection with the Offer. Shareholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon: the Minimum Condition and the HSR Condition as well as other customary conditions. See Section 15 — “Conditions to the Offer.”

According to Imperial Sugar, as of May 8, 2012, there were (a) 12,241,530 issued and outstanding Shares, (b) outstanding Imperial Sugar Options to purchase 45,574 Shares and (c) 187,706 Shares issuable upon vesting of Imperial Sugar RSU Awards. Assuming that all Shares described in (b) and (c) in the preceding sentence are issued and that no other Shares were or are issued after May 8, 2012, there would be 12,474,810 Shares outstanding and the Minimum Condition would be satisfied if at least 8,316,540 Shares are validly tendered and not withdrawn prior to the Expiration Date.

If the Minimum Condition is satisfied and we accept for payment and pay for the Shares tendered into the Offer, we will be entitled to designate a number of directors, to the extent permitted by applicable law and the rules of NASDAQ, rounded up to the next whole number, to the Imperial Sugar Board that is equal to the product of (a) the total number of directors on the Imperial Sugar Board (after giving effect to the directors designated by us) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by LDCSH, us and any of our affiliates bears to the total number of Shares then outstanding, and Imperial Sugar will, upon our request at any time following the purchase of and payment for Shares pursuant to the Offer, take all actions necessary to (i) appoint to the Imperial Sugar Board the individuals designated by us and permitted to be so designated as described above, including, but not limited to, promptly filling vacancies or newly created directorships on the Imperial Sugar Board, promptly increasing the size of the Imperial Sugar Board (including by amending Imperial Sugar’s bylaws if necessary so as to increase the size of the Imperial Sugar Board) and/or promptly securing the resignations of the number of its incumbent directors as are necessary or desirable to enable our designees to be so elected or designated to the Imperial Sugar Board, and (ii) cause our designees to be so appointed at such time. Imperial Sugar will, upon our request following the Acceptance Time, cause directors designated by us to constitute the same percentage (rounded up to the next whole number) as is on the Imperial Sugar Board of each committee of the Imperial Sugar Board to the extent permitted by applicable law and the rules of the NASDAQ.

Pursuant to the Merger Agreement, in the event directors designated by us are appointed to the Imperial Sugar Board, then until the Effective Time, Imperial Sugar will cause the Imperial Sugar Board to maintain three directors who are members of the Imperial Sugar Board on or prior to the date of the Merger Agreement and who are not officers, directors or employees of LDCSH, us or any of their or our affiliates, each of whom shall be an “independent director” as defined by the rules of the NASDAQ and eligible to serve on Imperial Sugar’s audit committee under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules of the NASDAQ, and at least one of which will be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K (the “Continuing Directors”). After the Acceptance Time and prior to the Effective Time, if our designees constitute a majority of the Imperial Sugar Board, the affirmative vote of a majority of the Continuing Directors (in addition to the approval rights of the Imperial Sugar Board or the shareholders of Imperial Sugar as may be required by Imperial Sugar’s certificate of incorporation or bylaws or by applicable law) will be required (i) for Imperial Sugar to amend, modify or terminate the Merger Agreement, (ii) for Imperial Sugar to extend the time of performance of any of the obligations or other acts of LDCSH or us under the Merger Agreement, (iii) to exercise or waive any of Imperial Sugar’s rights, benefits or remedies under the Merger Agreement, (iv) to amend Imperial Sugar’s certificate of incorporation or bylaws if such action would adversely affect or would reasonably be expected to adversely affect the holders of Shares (other than LDCSH or us), (v) to withdraw or modify (adversely to LDCSH or us) the Imperial Sugar Board’s recommendation that shareholders accept the Offer or approve any contract that could require or could reasonably like cause Imperial Sugar to fail to consummate the transactions contemplated by the Merger Agreement, or (vi) to take any other action of the Imperial Sugar Board under or in connection with the Merger Agreement if such action would adversely affect (in a non-de minimis manner), or would reasonably be expected to adversely affect (in a non-de minimis manner), Imperial Sugar’s shareholders (other than LDCSH or us).

As promptly as practicable after the Acceptance Time, we, LDCSH and Imperial Sugar expect to consummate the Merger in accordance with the TBOC. At the Effective Time, our directors immediately prior to the Effective Time will be the only directors of the Surviving Corporation.

The Merger is subject, to the extent required by applicable law, to the adoption of the Merger Agreement by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding Shares; however, if the Minimum Condition is satisfied, we will have sufficient Shares to approve the Merger Agreement without affirmative approval by any other shareholders. This Offer to Purchase does not constitute a solicitation of proxies, and we are not soliciting proxies at this time.

If we acquire at least 90% of the then-outstanding Shares, including pursuant to the Top-Up Option, if applicable, we may effect the Merger under the “short-form” merger provisions of Section 10.006 of the TBOC without any vote of shareholders. If we and our affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, we may elect to approve the Merger under the “long-form” merger provision of Section 21.452 of the TBOC, which requires that the Merger Agreement be approved by Imperial Sugar’s shareholders. In that case, approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of the outstanding Shares. Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other shareholder of Imperial Sugar. See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory provisions of Subchapter H of Chapter 10 of the TBOC will be entitled to demand fair value of such Shares. At the Effective Time, all such Shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the Shares, except for the rights provided pursuant to the provisions of Subchapter H of Chapter 10 of the TBOC. Imperial Sugar is required to give LDCSH notice of any written demands to exercise dissenter’s rights with respect to any Shares, attempted withdrawals of such demands and any other instruments served on Imperial Sugar pursuant to Subchapter H of Chapter 10 of the TBOC. LDCSH has the right to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. Except as required by applicable law, Imperial Sugar will not offer to make or make any payment with respect to, or settle or offer to settle, any such demands for payment of the fair value of any such Shares without the prior written consent of LDCSH. This value may be more or less than, or the same as, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the applicable Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4 — “Withdrawal Rights.” As of the date of this Offer to Purchase, the associated preferred share purchase rights do not trade separately from the shares of Imperial Sugar common stock. Accordingly, by tendering Shares you are automatically tendering a similar number of associated preferred share purchase rights. If, however, the associated preferred share purchase rights separate from the shares of Imperial Sugar common stock, tendering shareholders will be required to deliver certificates evidencing the preferred share purchase rights with the shares of Imperial Sugar common stock (or confirmation of book-entry transfer, if available, of such preferred share purchase rights) in order to validly tender such shares in the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon: the Minimum Condition, and the HSR Condition, as well as other customary conditions. See Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer,” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of Imperial Sugar, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) amend or modify any of the conditions to the Offer or any of the terms of the Offer in a manner adverse to the holders Shares or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair LDCSH’s or our ability to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (vi) waive or change the Minimum Condition or (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

Pursuant to the Merger Agreement and in accordance with Rule 14d-11 under the Exchange Act, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Date. If we elect to provide a subsequent offering period, it will be an additional period of time, following the Expiration Date, during which shareholders may tender any Shares not previously tendered into the Offer prior to the Expiration Date (or Shares previously tendered and later withdrawn prior to the Expiration Date) and not withdrawn. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of no fewer than three business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered during such period may not be withdrawn pursuant to Rule 14d-7(a)(2) under the Exchange Act, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect to provide a subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

The Merger Agreement separately provides that we are required to extend the Offer for periods of not more than five business days each, or such other number of business days as we, LDCSH and Imperial Sugar may agree, but not beyond the Termination Date, in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we may not waive) or for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the Termination Date.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to shareholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Imperial Sugar has provided us with Imperial Sugar’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the applicable Letter of Transmittal will be mailed to record holders of Shares whose names appear on Imperial Sugar’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

the certificates evidencing such Shares (“Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” and, if the preferred share purchase rights are separated from the Shares under the terms of the Rights Agreement, certificates for such preferred share purchase rights (or a confirmation of book-entry transfer, if available, of such preferred share purchase rights into the Depositary’s account at the Book-Entry Transfer Facility);

•

a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees or, in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal for Shares or an Agent’s Message in lieu of such Letter of Transmittal for Shares; and

•	any other documents required by the Letter of Transmittal for Shares.

Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders of record whose Shares have been accepted for payment. Shareholders tendering Imperial Sugar Restricted Shares will be paid through Imperial Sugar’s payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to such Shares. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and Imperial Sugar.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for an Imperial Sugar shareholder to validly tender Shares pursuant to the Offer, the shareholder must follow one of the following procedures:

•

for Shares held as physical certificates, the certificates representing tendered Shares (including, if the preferred share purchase rights are separated from the Shares under the terms of the Rights Agreement, certificates for the preferred share purchase rights), a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees, and any other documents required by the Letter of Transmittal for Shares, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal for Shares and other documents must be received before the expiration of such subsequent offering period);

•

for Shares held in book-entry form through the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal for Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares (including, if the preferred share purchase rights are separated from the Shares under the terms of the Rights Agreement, such preferred share purchase rights) must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal for Shares or an Agent’s Message in lieu of such Letter of Transmittal for Shares, and other documents must be received before the expiration of such subsequent offering period);

•	the tendering shareholder described above must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date; or

•

for Imperial Sugar Restricted Shares held in book-entry form through Imperial Sugar, either a properly completed and duly executed Letter of Transmittal for Restricted Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Imperial Sugar Restricted Shares (including, if the preferred share purchase rights are separated from the Imperial Sugar Restricted Shares under the terms of the Rights Agreement, such preferred share purchase rights) must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer of Imperial Sugar Restricted Shares held through Imperial Sugar” before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal for Restricted Shares, and other documents must be received before the expiration of such subsequent offering period).

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal for Shares and that we may enforce such agreement against such participant.

Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal for Shares) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Book-Entry Transfer of Imperial Sugar Restricted Shares held through Imperial Sugar. Imperial Sugar has advised us that Imperial Sugar Restricted Shares are not certificated, but are instead held in book-entry form on the records of Imperial Sugar. Holders of Shares that were Imperial Sugar Restricted Shares on the date of this Offer to Purchase wishing to tender such Imperial Sugar Restricted Shares in the Offer must return a properly completed and duly executed Letter of Transmittal for Restricted Shares to the Depositary prior to the Expiration Date. The Depositary will distribute Letters of Transmittal for Restricted Shares to all holders of Imperial Sugar Restricted Shares. Imperial Sugar Restricted Shares may ONLY be tendered by these procedures and may not be tendered into the Offer by delivering a Letter of Transmittal for Shares.

Signature Guarantees on the Letter of Transmittal for Shares. No signature guarantee is required on the Letter of Transmittal for Shares if:

•

the Letter of Transmittal for Shares is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal for Shares; or

•

Shares tendered pursuant to such Letter of Transmittal for Shares are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal for Shares must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal for Shares. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal for Shares, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal for Shares. See Instructions 1 and 5 of the Letter of Transmittal for Shares.

No signature guarantee is required on the Letter of Transmittal for Restricted Shares.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer, other than Shares that were Imperial Sugar Restricted Shares on the date of this Offer to Purchase, and the Share Certificates evidencing such shareholder’s Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer through the Book-Entry Transfer Facility on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal for Shares, together with any required signature guarantees (or, in the case of book-entry transfer of Shares held through the Book-Entry Transfer Facility, either such Letter of Transmittal for Shares or an Agent’s Message in lieu of such Letter of Transmittal for Shares), and any other documents required by the Letter of Transmittal for Shares are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by facsimile transmission, overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

The procedures for guaranteed delivery may not be used to tender Imperial Sugar Restricted Shares.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and Imperial Sugar.

The method of delivery of Shares, the applicable Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer through the Book-Entry Transfer Facility, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the applicable Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions to the Offer. The Letter of Transmittal for Restricted Shares will instruct the Depositary to transmit the Offer Price payable in respect of Imperial Sugar Restricted Shares tendered pursuant thereto to Imperial Sugar. Imperial Sugar will then distribute such funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to the vesting of such Imperial Sugar Restricted Shares.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the applicable Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the applicable Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such applicable Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering shareholder will irrevocably appoint our designees, and each of them, as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the applicable Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Imperial Sugar’s shareholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of shareholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Imperial Sugar’s shareholders.

Imperial Sugar Options and Imperial Sugar RSU Award. The Offer is made only for outstanding Shares and is not made for any Imperial Sugar Options or Imperial Sugar RSU Award. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Imperial Sugar Equity Awards” for a description of the treatment of the Imperial Sugar Options and Imperial Sugar RSU Award.

Backup Withholding. To prevent “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) (including any shareholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Internal Revenue Service (the “IRS”) Form W-9 that is included in each Letter of Transmittal or by otherwise establishing such shareholder’s exemption from backup withholding. Non-United States Holders (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) should not complete an IRS Form W-9 but rather, may prevent backup withholding with respect to payment of the Offer Price of Shares purchased pursuant to the Offer by submitting an appropriate and properly executed IRS Form W-8, or by otherwise establishing such shareholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal for Shares (Instruction 5 in the Letter of Transmittal for Restricted Shares) and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after July 9, 2012, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer through the Book-Entry Transfer Facility as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer of Shares held through the Book-Entry Transfer Facility,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1 — “Terms of the Offer”) or to Shares previously tendered into the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. None of us, the Depositary or the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of dissent and appraisal rights in accordance with Texas law). This summary is not a comprehensive description of all U.S. federal income tax consequences that may be relevant to the Offer and the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this Offer to Purchase. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. This discussion applies only to holders that hold their Shares as capital assets, and does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for U.S. federal income tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding Shares should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

Consequences to United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is:

•	an individual citizen or resident alien of the United States as determined for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding under Texas law) and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of dissent and appraisal rights, amounts, if any, that are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses are subject to limits on deductibility.

Consequences to Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding under Texas law) unless:

•

the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment or fixed base that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•	the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•

Imperial Sugar is or has been a United States real property holding corporation for U.S. federal income tax at any time during the shorter of the five-year period ending on the date of sale (or, if applicable, the date of the Merger) and the Non-United States Holder’s holding period for its Shares and the Non-United States Holder held, directly or indirectly, at any time during the applicable period, more than 5% of Shares and such holder is not eligible for any treaty exemption.

We have made no determination whether Imperial Sugar is or has been a United States real property holding corporation during the last five years.

Gain that is “effectively connected” with a Non-United States Holder’s conduct of a trade or business in the United States generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a United States Holder. In addition, “effectively connected” gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding. Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding”. See Section 3 — “Procedure for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder fails to (i) provide its correct taxpayer identification number and (ii) comply with applicable certification requirements, or otherwise fails to establish an exemption. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an appropriate IRS Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with its own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the Form W-9 that is included in the applicable Letter of Transmittal or, in the case of Non-United States Holders, an appropriate IRS Form W-8.

6.	Price Range of Shares; Dividends.

The Shares are listed on the NASDAQ under the symbol “IPSU.” The Shares have been listed on the NASDAQ since April 16, 2003.

The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per Share on the NASDAQ as reported on the NASDAQ:

	High	Low	Dividends
Fiscal Year Ending September 30, 2012:
First Quarter	$7.29	$3.26	$—
Second Quarter	7.03	2.67	—
Third Quarter (through May 8, 2012)	6.45	3.91	—
Fiscal Year Ended September 30, 2011:
First Quarter	$14.50	$12.66	$.02
Second Quarter	13.56	10.41	.02
Third Quarter	21.74	12.10	.02
Fourth Quarter	24.49	6.44	.02
Fiscal Year Ended September 30, 2010:
First Quarter	$17.80	$11.97	$.02
Second Quarter	18.52	13.50	.02
Third Quarter	17.28	9.50	.02
Fourth Quarter	14.74	9.66	.02

According to Imperial Sugar, as of May 8, 2012, there were (a) 12,241,530 issued and outstanding Shares, (b) outstanding Imperial Sugar Options to purchase 45,574 Shares and (c) 187,706 Shares issuable upon vesting of Imperial Sugar RSU Awards.

The Offer Price of $6.35 per Share represents an approximate:

•	57% premium to the closing price per Share reported on the NASDAQ on April 30, 2012, the last day before we announced the execution of the Merger Agreement and the Offer; and

•

50% premium to the trailing 30-day volume weighted average stock price reported on the NASDAQ ending on April 30, 2012, the last day before we announced the execution of the Merger Agreement and the Offer.

On April 30, 2012, the last trading day before we commenced the Offer, the closing price of Shares reported on the NASDAQ was $4.05 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Shareholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

Under the terms of the Merger Agreement, Imperial Sugar is not permitted to declare or pay any dividend in respect of the Shares without LDCSH’s prior written consent other than accrued required dividends or distributions upon vesting of Imperial Sugar Restricted Shares. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Imperial Sugar.”

7.	Certain Information Concerning Imperial Sugar.

Except as otherwise set forth in this Offer to Purchase, the information concerning Imperial Sugar contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, LDCSH or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Imperial Sugar to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, LDCSH and the Information Agent.

General. Imperial Sugar Company is a Texas corporation, incorporated in 1924 and is the successor to a cane sugar plantation and milling operation founded in Sugar Land, Texas in the early 1800s that began producing granulated sugar in 1843. The principal executive officers of Imperial Sugar are located at 8016 Highway 90-A, P.O. Box 9, Sugar Land, Texas 77487-0009 and the telephone number is (281) 491-9181.

As described in the joint press release announcing the execution of the Merger Agreement, issued by LDCSH and Imperial Sugar on May 1, 2012 and filed by Imperial Sugar with the SEC on such date, Imperial Sugar is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands.

Available Information. Imperial Sugar files annual, quarterly and current reports, proxy statements and other information with the SEC. Imperial Sugar’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Imperial Sugar files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Imperial Sugar maintains a website at www.Imperial Sugar.com. These website addresses are not intended to function as hyperlinks, and the information contained on Imperial Sugar’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

Certain Projections. In connection with our due diligence, Imperial Sugar provided us with its selected projected financial information. These projections are described, along with their purpose and intent, in Imperial Sugar’s Schedule 14D-9, which will be filed by Imperial Sugar with the SEC and which will be mailed to the shareholders of Imperial Sugar concurrently with this Offer to Purchase. Stockholders of Imperial Sugar are urged to, and should, carefully read Imperial Sugar’s Schedule 14D-9.

8.	Certain Information Concerning Purchaser, LDCSH and LDCLLC.

Purchaser. We are a Texas corporation and a wholly-owned subsidiary of LDCSH and were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into Imperial Sugar, with Imperial Sugar continuing as the Surviving Corporation. Our principal executive offices are located at c/o Louis Dreyfus Commodities LLC, 40 Danbury Road, P.O. Box 810, Wilton, CT 06897-810. Our business telephone number is (203) 761-2000.

LDCSH. LDCSH is a Delaware limited liability company. The business address of LDCSH is 40 Danbury Road, P.O. Box 810, Wilton, CT 06897-0810. The business telephone number for LDCSH is (203) 761-2000. LDCSH is the holding company for the sugar assets and trading activities of LDCLLC.

LDCLLC. LDCLLC is a Delaware limited liability company. The business address of LDCLLC is 40 Danbury Road, P.O. Box 810, Wilton, CT 06897-0810. The business telephone number of LDCLLC is (203) 761-2000. LDCLLC is a highly diversified agricultural business in North America and operates in the cotton, grains, oilseeds, sugar, coffee, rice, freight and juice markets.

Additional Information. Certain information concerning the directors and executive officers of LDCSH, LDCLLC and us is set forth in Annex A to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Imperial Sugar”, Section 11 — “The Merger

Agreement; Other Agreements”, Annex A and Annex B): (i) neither we nor LDCSH nor, to our knowledge or the knowledge of LDCSH after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Imperial Sugar, (ii) neither we nor LDCSH nor, to our knowledge or the knowledge of LDCSH after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Imperial Sugar during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor LDCSH nor, to our knowledge or the knowledge of LDCSH after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Imperial Sugar, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between LDCLLC, LDCSH or us, our respective subsidiaries or, to our knowledge or the knowledge of LDCSH after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Imperial Sugar or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, LDCSH, our or its subsidiaries or, to our knowledge or the knowledge of LDCSH after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Imperial Sugar or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, LDCSH or any of our or its respective executive officers, directors or affiliates, on the one hand, and Imperial Sugar or any of its executive officers, directors or affiliates, on the other hand and (vii) during the past five years, neither we nor LDCSH has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we and LDCSH have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or LDCSH with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. LDCSH maintains a website at www.LDcommodities.com. These website addresses are not intended to function as hyperlinks, and the information contained on LDCSH’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.	Source and Amount of Funds.

The total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding in connection with the Merger is approximately $80 million, plus related fees and expenses. LDCLLC, our indirect parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. LDCLLC expects to fund such cash requirements from its available cash on hand and / or cash generated from general corporate activities, including the issuance of commercial paper in the ordinary course of business. The Offer is not subject to any financing condition. LDCLLC, the parent company of LDCSH, has provided Imperial Sugar with a guaranty for the performance of our and LDCSH’s obligations under the Merger Agreement, including the Offer, up to an aggregate amount of $150,000,000.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares solely for cash, (iii) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price) and (iv) we, through LDCLLC, have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger in light of LDCSH’s financial capacity in relation to the amount of consideration payable.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Imperial Sugar.

References to LDCLLC below in certain cases may be references to other entities that are affiliates of LDCLLC.

Background of the Offer

LDCLLC regularly evaluates its business and plans and considers a variety of transactions to enhance its business. LDCLLC has considered a number of alternatives for developing its businesses, including partnerships and acquisitions of other companies and businesses. In late May 2011, LDCLLC became aware that Imperial Sugar might be considering strategic alternatives.

On May 27, 2011, a representative of LDCLLC called a representative of Imperial Sugar, and asked if Imperial Sugar was considering strategic alternatives and if Imperial Sugar had an interest in a transaction with LDCLLC or its affiliates. The Imperial Sugar representative advised the LDCLLC representative that Imperial Sugar had retained Perella Weinberg Partners LP (“PWP”) as its advisor, and that a representative of PWP would be in contact. A representative from PWP contacted the LDCLLC representative on the same day to arrange a conference call to discuss Imperial Sugar.

On May 31, 2011, representatives of LDCLLC spoke with PWP representatives, who, subsequent to the call, provided LDCLLC with a written overview of Imperial Sugar as well as a confidentiality agreement, which required LDCLLC execution prior to engaging in any further discussions.

LDCLLC revised the draft confidentiality agreement and submitted an executed copy of the revised confidentiality agreement to Imperial Sugar on July 22, 2011. On July 27, 2011, Imperial Sugar provided a fully-executed copy of the revised confidentiality agreement to LDCLLC.

The confidentiality agreement enabled LDCLLC to conduct further discussions and confidential due diligence. The agreement also contained standstill and employee non-solicitation covenants by LDCLLC and directed that all communications concerning a possible business transaction be directed solely to PWP. LDCLLC and its representatives engaged in due diligence review of Imperial Sugar from this time to the execution of the Merger Agreement on May 1, 2012.

On August 15, 2011, following a telephone call, a representative of PWP provided LDCLLC with a confidential investment opportunity memorandum on Imperial Sugar. The memorandum presented summarized background information and financial information on Imperial Sugar.

On September 7, 2011, representatives of LDCLLC and PWP on a telephone conference discussed plans for meetings of management of LDCLLC with management of Imperial Sugar to discuss Imperial Sugar’s business, operations and financial information.

On September 13, 2011, PWP provided LDCLLC with access to Imperial Sugar’s electronic data room.

On September 20 and 21, 2011, LDCLLC management met with management of Imperial Sugar and PWP for due diligence information gathering. At the meeting, business presentations were made by each party.

During October and November 2011, LDCLLC continued its due diligence, and considered various structures for a transaction with Imperial Sugar. One of the considerations included adding a private equity investor or private equity investors in a transaction to acquire Imperial Sugar.

On November 17, 2011, LDCLLC contacted PWP with a request that LDCLLC be permitted to approach private equity investors on a confidential basis to participate with LDCLLC in an acquisition of Imperial Sugar.

On November 28, 2011, LDCLLC was advised by PWP that Imperial Sugar would permit discussions by LDCLLC with a private equity investor that had previously expressed an interest in the company.

Commencing December 1, 2011, with the permission of Imperial Sugar, LDCLLC engaged in discussions with a private equity investor regarding a possible joint acquisition with LDCLLC of Imperial Sugar.

On December 15, 2011, a representative of Imperial Sugar discussed a number of business matters concerning Imperial Sugar with a representative of LDCLLC, including Imperial Sugar’s delay in the filing of the company’s Form 10-K, and the company’s current refinery production.

On January 2, 2012, PWP contacted LDCLLC and inquired about the status of the LDCLLC discussions with the private equity investor.

On February 1, 2012, LDCLLC provided PWP with a letter advising that LDCLLC was continuing discussions with the private equity investor but LDCLLC had refocused its efforts on evaluating a transaction that it would undertake on its own.

On February 2, 2012, LDCLLC and the private equity investor in a telephone conference concluded not to pursue a joint transaction.

On February 6, 2012, PWP in a telephone conference advised members of management of LDCLLC that the Imperial Sugar Board may condition continued discussions with LDCLLC on LDCLLC submitting a non-binding offer.

On February 13, 2012, LDCLLC provided Imperial Sugar with a non-binding indication of interest with respect to the possible acquisition of the equity of Imperial Sugar. In that letter, based on the information provided, LDCLLC’s preliminary valuation was in the $83 million to $97 million range, subject to reduction for Imperial Sugar’s costs for the transaction and changes to LDCLLC’s assumptions for matters learned during its due diligence review.

On February 15, 2012, PWP in a telephone conference with management of LDCLLC, advised that LDCLLC’s preliminary valuation was sufficient to move forward with discussions and due diligence and that PWP would be delivering a letter describing the process for submitting a definitive proposal for acquiring Imperial Sugar.

On March 1, 2012, LDCLLC retained Barclays Capital Inc. (“Barclays”) to provide financial advisory services in connection with the potential acquisition of Imperial Sugar.

On March 5, 2012, Imperial Sugar posted a proposed draft merger agreement in its electronic data room.

On March 7, 2012, PWP in a teleconference advised a representative from LDCLLC and a representative from Barclays that bidding instructions would be sent later in the week, and they wanted a more developed indication of interest from LDCLLC to provide to the Imperial Sugar Board at its March 22, 2012 meeting. LDCLLC advised PWP that it was unlikely that LDCLLC could provide a bid by March 22, but that due diligence was progressing and LDCLLC might be in a position by the end of the month or early April to submit a bid.

On March 7, 2012, McGrath North Mullin & Kratz, PC LLC (“McGrath North”), outside counsel for LDCLLC, had an initial telephone conversation with Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), Imperial Sugar’s counsel, who advised that Imperial Sugar was open to proposals including a tender offer.

On March 15, 2012, PWP provided LDCLLC with a letter setting forth the guidelines and procedures for submitting a definitive proposal to acquire Imperial Sugar. The letter set a deadline of 5:00 p.m. EDT on April 4, 2012.

On March 21, 2012, LDCLLC sent a letter to Imperial Sugar care of PWP, advising the Imperial Sugar Board in advance of its meeting on March 22, 2012 of the resources committed by LDCLLC to an evaluation of Imperial Sugar, and that LDCLLC was working diligently to complete its due diligence and internal review and approval process to meet the April 4, 2012 deadline set by Imperial Sugar.

On April 4, 2012, LDCLLC advised PWP that there would be a delay in the submission of its non-binding proposal until April 5.

On April 5, 2012, LDCLLC submitted a non-binding proposal to Imperial Sugar, open for consideration until the close of business EDT on April 10, 2012, to acquire all of the common stock of Imperial Sugar for $6.00 per share in a cash tender offer. LDCLLC requested a period of exclusivity to negotiate a merger agreement. The proposal was subject to conditions in a mark-up of the draft Imperial Sugar merger agreement that accompanied the proposal. The conditions in the mark-up included a termination fee of $4,000,000, and reimbursement of all of LDCLLC’s reasonable out-of-pocket expenses without limitation, to be paid by Imperial Sugar if the agreement was terminated for certain events, including acceptance of a third party offer that was superior to the LDCLLC offer.

On April 9, 2012, representatives from PWP communicated Imperial Sugar’s reaction to LDCLLC’s proposal, specifically requested that LDCLLC remove certain conditions to the tender offer, and indicated that LDCLLC would need to increase its offer price. On the evening of April 9, 2012, McGrath North had a call with Paul Weiss, who advised there were also other issues in addition to the items covered in the PWP call.

Following the April 9 communication from PWP, McGrath North and Paul Weiss, and Barclays and PWP engaged in telephone conferences on the matters raised in the PWP communication.

On April 12, 2012, LDCLLC communicated an increased offer of $6.30 per share through Barclays to PWP, and also advised that certain tender offer conditions would be removed as requested by Imperial Sugar. PWP advised Barclays that $6.30 would be insufficient for a grant of an exclusive period to LDCLLC to negotiate the terms of transaction.

On April 13, 2012, Barclays was advised by PWP that unless LDCLLC increased its offer the Imperial Sugar Board was not prepared to grant exclusivity. LDCLLC was willing to consider a small increment in value, but only after knowing what exclusivity would be granted. Paul Weiss provided McGrath North with a markup of LDCLLC’s draft exclusivity agreement that had been included in the LDCLLC proposal. Paul Weiss and McGrath North on several calls worked to resolve outstanding issues on the exclusivity agreement. After those issues had largely been resolved, Barclays advised PWP that LDCLLC was prepared to increase its price to $6.35 in exchange for a two-week exclusivity period. During the evening of April 13, 2012, the parties completed and entered into a letter agreement providing LDCLLC an exclusivity period until 5:00 p.m. EDT on April 30, 2012.

On April 14, 2012, Paul Weiss and McGrath North had a conference call to discuss issues with respect to the draft merger agreement and process.

On April 16, 2012, the parties amended the confidentiality agreement to implement additional restrictions with respect to potentially commercially sensitive information.

On April 16, 2012, Paul Weiss provided a revised draft of the merger agreement to McGrath North.

On April 19, 2012, Paul Weiss and McGrath North held a conference call to discuss the Paul Weiss draft merger agreement.

On April 21, 2012, McGrath North provided a revised draft of the merger agreement to Paul Weiss.

On April 24, 2012, executives of LDCLLC and Imperial Sugar, representatives from Barclays and PWP, and attorneys from McGrath North and Paul Weiss met in the offices of Paul Weiss in New York City to negotiate the draft merger agreement.

On April 25, 2012, Paul Weiss submitted a draft guarantee agreement whereby LDCLLC would guarantee the performance and payment obligations of LDCSH and the Purchaser.

On April 25, 2012, McGrath North provided drafts of the tender and voting agreements to Paul Weiss whereby executive officers would agree to tender their shares in the tender offer and vote for the merger.

On April 26, 2012, Paul Weiss submitted revised drafts of tender and voting agreements.

On April 26, 2012, the parties further amended the confidentiality agreement to permit specified LDCLLC representatives access to select commercially sensitive information regarding patents for due diligence review.

On April 26, 2012, McGrath North and Paul Weiss had numerous phone calls and emails in an effort to resolve open issues on the transaction documents, including a request, reflected in a markup of the draft LDCLLC guarantee agreement, that the guarantee of LDCLLC be subject to an aggregate dollar cap.

On April 27, 2012, McGrath North and Paul Weiss had additional phone calls and emails in an effort to resolve outstanding issues.

On April 28, 2012, Paul Weiss provided a revised draft merger agreement. The parties and their representatives engaged in telephone conferences during the day and evening of April 28 and April 29, 2012 on the draft merger agreement and the guarantee agreement.

On the evening of April 29, 2012, the parties executed an amendment to the exclusivity agreement, extending the period from 5:00 p.m. EDT on April 30, 2012 to 11:59 p.m. EDT.

Further discussions between the parties and their representatives continued through the day and evening of April 30, 2012. The final remaining substantive issues were concluded with agreement on a termination fee payable by Imperial Sugar in the amount of $3,500,000, with reimbursable expenses capped at $1,500,000.

On May 1, 2012, the parties executed the merger agreement and the guarantee agreement and LDCLLC and Imperial Sugar executive officers executed tender and voting agreements. Imperial Sugar and LDCLLC issued a joint press release announcing the execution of the merger agreement on May 1, 2012 prior to the opening of U.S. stock exchanges.

On May 11, 2012, Purchaser commenced the Offer.

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser, LDCSH and LDCLLC — Available Information.” Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The following discussion of the Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about LDCSH, us and Imperial Sugar or any of their respective affiliates contained in this Offer to Purchase or in their respective documents filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about LDCSH, us and Imperial Sugar or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by LDCSH, us and Imperial Sugar were qualified and subject to important limitations agreed to by LDCSH, us and Imperial Sugar in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in disclosure letters that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as practicable but in no event later than May 11, 2012, and that, subject to the satisfaction of the Minimum Condition and other conditions that are described in Section 15 — “Conditions to the Offer,” LDCSH will cause us to accept for payment, and we will accept for payment, all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. The initial Expiration Date will be 9:00 a.m., New York City time, on Monday, June 11, 2012.

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer” (the “Offer Conditions”). The Offer conditions are for the sole benefit of LDCSH and us, and we or LDCSH may waive, in whole or in part, any condition to the Offer from time to time, in our or its sole discretion, provided that we may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) add to, or impose conditions to the Offer, other than the Offer Conditions, (v) amend or modify any of the Offer Conditions or any of the terms of the Offer in a manner adverse to the holders of shares of Common Stock or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of LDCSH or us to consummate the Offer, the Merger or the other transactions contemplated under the Merger Agreement, (vi) waive or change the Minimum Condition or (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement, in each case, without the prior written consent of Imperial Sugar.

Extensions of the Offer; Subsequent Offering Period

The Merger Agreement provides that we will extend the Offer (a) for periods of not more than five business days each or such other number of business days as we, LDCSH and Imperial Sugar may agree, but not beyond the Termination Date, in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if on any scheduled Expiration Date any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we may not waive or any conditions which by their nature are to be satisfied at the Acceptance Time), and (b) for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the Termination Date. We may also elect to provide a subsequent offering period of not less than three business days nor more than 20 business days, during which time Imperial Sugar’s shareholders whose Shares have not been tendered prior to the Expiration Date (or whose Shares were tendered and later withdrawn prior to the Expiration Date) may tender, but not withdraw, their Shares and receive the Offer Price.

Imperial Sugar Board Recommendation

The Imperial Sugar Board has, at a meeting duly called and held, unanimously (1) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of Imperial Sugar and its shareholders, (2) approved the Merger Agreement and all of the transactions contemplated by the Merger Agreement, and (3) determined to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, if necessary under applicable law, vote in favor of the approval of the Merger Agreement (item (3), the “Imperial Sugar Board Recommendation”).

Imperial Sugar’s Board of Directors

Promptly upon the Acceptance Time and all times thereafter, we will be entitled to designate a number of directors to the extent permitted by applicable law and the rules of NASDAQ, rounded up to the next whole number, to the Imperial Sugar Board that is equal to the product of (a) the total number of directors on the Imperial Sugar Board (after giving effect to the directors designated by us) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by LDCSH, us and any of our affiliates bears to the total number of Shares then outstanding, and Imperial Sugar will, upon our request at any time following the purchase of and payment for Shares pursuant to the Offer, take all actions necessary to (i) appoint to the Imperial Sugar Board the individuals designated by us and permitted to be so designated as described above, including, but not limited to, promptly filling vacancies or newly created directorships on the Imperial Sugar Board, promptly increasing the size of the Imperial Sugar Board (including by amending Imperial Sugar’s bylaws if necessary so as to increase the size of the Imperial Sugar Board) and/or promptly securing the resignations of the number of its incumbent directors as are necessary or desirable to enable our designees to be so elected or designated to the Imperial Sugar Board, and (ii) cause our designees to be so appointed at such time. Imperial Sugar will, upon our request following the Acceptance Time, cause directors designated by us to constitute the same percentage (rounded up to the next whole number) as is on the Imperial Sugar Board of each committee of the Imperial Sugar Board to the extent permitted by applicable law and the rules of the NASDAQ.

In the event that directors designated by us are designated to the Imperial Sugar Board, then until the Effective Time, Imperial Sugar will cause the Imperial Sugar Board to maintain the Continuing Directors. After the Acceptance Time and prior to the Effective Time, if our designees constitute a majority of the Imperial Sugar Board, the affirmative vote of a majority of the Continuing Directors will (in addition to the approval rights of the Imperial Sugar Board or the shareholders of Imperial Sugar as may be required by Imperial Sugar’s certificate of formation or bylaws or by applicable law) be required (i) for Imperial Sugar to amend, modify or terminate the Merger Agreement, (ii) for Imperial Sugar to extend the time of performance of any of the obligations or other acts of LDCSH or us under the Merger Agreement, (iii) to exercise or waive any of Imperial Sugar’s rights, benefits or remedies under the Merger Agreement, (iv) to amend Imperial Sugar’s certificate of formation or bylaws if such action would adversely affect or would reasonably be expected to adversely affect the holders of Shares (other than LDCSH or us), (v) to withdraw (or modify in a manner adverse to LDCSH or us), or publicly propose to withdraw (or modify in a manner adverse to LDCSH or us), the Imperial Sugar Board Recommendation or approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal (as defined below) or approve, recommend or declare advisable, or propose or resolve to approve, recommend or declare advisable, or allow Imperial Sugar or any of its subsidiaries to execute or enter into any contract constituting or related to, or that is intended to or would be reasonably likely to lead to, any Takeover Transaction (other than a confidentiality agreement permitted by the Merger Agreement), or requiring Imperial Sugar to abandon or terminate the transactions contemplated under the Merger Agreement or (vi) to take any other action of the Imperial Sugar Board under or in connection with the Merger Agreement if such action would adversely affect (in a non-de minimis manner), or would reasonably be expected to adversely affect (in a non-de minimis manner), Imperial Sugar’s shareholders (other than LDCSH or us).

Top-Up Option

Pursuant to the Merger Agreement, Imperial Sugar has granted to us and LDCSH the Top-Up Option, which is an option to purchase from Imperial Sugar the Top-Up Option Shares. The Top-Up Option is required to be exercised by us or LDCSH, in whole and not in part, on or prior to the fifth business day after the later of the Acceptance Time and the expiration of any subsequent offering period if LDCSH and we do not own in the aggregate at least 90% of the Shares; provided, however, that the obligation of Imperial Sugar to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no judgment, injunction, order or decree of any governmental authority shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise; and (ii) we have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

The Top-Up Option is intended to expedite the timing of the consummation of the Merger (after consummation of the Offer, at which time Imperial Sugar would be a majority-owned subsidiary of LDCSH, which would have the requisite voting power to cause shareholder adoption of the Merger Agreement, even without exercise of the Top-Up Option) by permitting the Merger to occur pursuant to Texas’ “short-form” merger statute, Section 10.006 of the TBOC, without any vote of Imperial Sugar’s shareholders.

The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price. Such purchase price may be paid by LDCSH or us, at our election, (i) entirely in cash or (ii) by (x) paying in cash no less than $0.01 per share of the Top-Up Option Shares and (y) payment of the balance by executing and delivering to Imperial Sugar a promissory note (with full recourse to LDCSH), with such terms as specified in the Merger Agreement, having a principal amount equal to the difference between the aggregate purchase price and the amount paid in cash, or (iii) any combination of the above.

The Merger

The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with the TBOC, at the Effective Time:

•	we will be merged with and into Imperial Sugar and, as a result of the Merger, our separate corporate existence will cease; and

•	Imperial Sugar will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of LDCSH.

Certificate of Formation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise determined by LDCSH prior to the Effective Time, at the Effective Time, (i) the certificate of formation of the Surviving Corporation will be amended and restated as provided in the Merger Agreement, (ii) our bylaws in effect immediately before the Effective Time will be the bylaws of the Surviving Corporation and (iii) our directors and officers immediately before the Effective Time will be the directors and officers of the Surviving Corporation.

Merger Closing Conditions. Our obligations and the obligations of LDCSH, on the one hand, and Imperial Sugar, on the other hand, to effect the Merger are each subject to the satisfaction of each of the following conditions:

•

the adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the then outstanding Shares, if required by applicable law, or all conditions of Section 10.006 of the TBOC required to effect the Merger as a short-form merger have been satisfied;

•

no federal or state court of the United States shall have issued any order that enjoins or otherwise prohibits consummation of the Merger, no other governmental authority shall have issued any order that enjoins or otherwise prohibits consummation of the Merger, which order would have a LDCSH Material Adverse Effect (as defined below) or an Imperial Sugar Material Adverse Effect (as defined below) after giving effect to the Merger and there is not in effect any law (excluding any order) enacted, promulgated or deemed applicable to the Merger by any governmental authority which prohibits the consummation of the Merger; and

•	we have accepted for payment and paid for all Shares validly tendered pursuant to the Offer and not withdrawn.

Merger Consideration. At the Effective Time, each Share then outstanding (other than the Excluded Shares (as defined below) and Shares (“Dissenting Shares”) that are held by any shareholder who properly perfect his or her right of dissent and appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) (each, an “Eligible Share”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by LDCSH, Imperial Sugar or any of their respective wholly-owned subsidiaries (each, an “Excluded Share”), which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Payment for Shares. At least three business days before the Effective Time, LDCSH will designate a bank or trust company reasonably acceptable to Imperial Sugar to make payment of the aggregate consideration payable in the Merger (the “Paying Agent”). At the Effective Time and from time to time thereafter to the extent necessary, we or LDCSH will deposit or cause to be deposited with the Paying Agent, for the benefit of holders of Eligible Shares, cash in immediately available funds necessary to pay the aggregate consideration payable in the Merger and any other amounts payable in connection to the Merger.

As promptly as practicable after the Effective Time and in no event later than two business days thereafter, LDCSH will cause the Paying Agent to send to each holder of Shares (other than Excluded Shares and Dissenting Shares) a letter of transmittal and instructions advising the shareholders how to surrender Eligible Shares represented by Share Certificates or book-entry (“Imperial Sugar Book-Entry Shares”) in exchange for the consideration payable in the Merger, which is an amount per Share in cash equal to the Offer Price. The Paying Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon surrender of a Share Certificate or Book-Entry Share, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions. Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the shareholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within one year following the Effective Time, such cash will be delivered to LDCSH, upon its demand, and any shareholders who have not theretofore complied with Share exchange procedures in the Merger Agreement will thereafter look only to LDCSH and / or the Surviving Corporation, which will remain responsible for the payment of their claims for the consideration payable in the Merger, without interest, less any applicable withholding taxes. Notwithstanding the foregoing, none of the Surviving Corporation, the Paying Agent or LDCSH will be liable to any holder of Shares for any consideration payable in the Merger properly paid and delivered in respect of such Shares to a public official pursuant to abandoned property, escheat or other similar applicable law.

The transmittal instructions will include instructions if the shareholder has lost a Share Certificate or if it has been stolen or destroyed. The shareholder will have to provide an affidavit to that fact and, if required by the Surviving Corporation, post a bond in a reasonable amount and upon such terms as may be required by the Surviving Corporation as indemnity against any claim that may be made against it in respect of such Share Certificate.

Treatment of Imperial Sugar Equity Awards

Imperial Sugar has represented to us that it currently has outstanding Imperial Sugar Options that are exercisable for an aggregate of 45,574 Shares.

At the Effective Time, each outstanding Imperial Sugar Option, whether or not exercisable or vested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the per share exercise or purchase price of the applicable Imperial Sugar Option multiplied by the aggregate number of Shares that may be acquired upon exercise of such Imperial Sugar Option. If the per share exercise or purchase price of any such Imperial Sugar Option is equal to or greater than the Option Price, such Imperial Sugar Option will be canceled without any cash payment being made in respect thereof.

Shares will be issuable in settlement of outstanding Imperial Sugar RSU Awards within five days following the Acceptance Time. All Shares issued in settlement of Imperial Sugar RSU Awards that are not otherwise tendered in any subsequent offering period will be treated the same as all other Shares and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the Offer Price.

The restrictions applicable to each Imperial Sugar Restricted Share that has not yet vested, including both time-based vesting awards and performance-based vesting awards, will be fully vested upon the Acceptance Time and canceled and converted into the right to receive an amount in cash, without interest, equal to the Offer Price. Imperial Sugar Restricted Shares tendered in the Offer will, to the extent not withheld to satisfy tax withholding obligations, be treated the same as other tendered Shares and will receive the Offer Price, however, the payment of the Offer Price for Imperial Sugar Restricted Shares will be made through Imperial Sugar’s payroll system, subject to applicable income and employment withholding rather than directly from the paying agent in the Offer. Imperial Sugar Restricted Shares not tendered in the Offer will be cancelled and converted into the right to receive the Offer Price at the Effective Time.

The amounts paid in respect of the Imperial Sugar Options, Imperial Sugar RSU Awards and Imperial Sugar Restricted Shares will be reduced by any required income or employment tax withholding.

As promptly as practicable following the Effective Time and in any event not later than the third business day thereafter, LDCSH or the Surviving Corporation will cause the Paying Agent to mail a check (or transfer by wire transfer) (i) to each applicable holder of an Imperial Sugar Option, in such amount due and payable to such holder pursuant to the Merger Agreement in respect of such Imperial Sugar Option, and (ii) to each applicable holder of an Imperial Sugar RSU Award, in such amount due and payable to such holder pursuant to the Merger Agreement in respect of such Imperial Sugar RSU Award. Notwithstanding the foregoing, in lieu of these payments, LDCSH and the Surviving Corporation may direct the Paying Agent to pay the Surviving Corporation (or its designees) for (but only to the extent of) any amounts the Surviving Corporation elects to pay to each holder of an Imperial Sugar Option or Imperial Sugar RSU Award in respect of the consideration payable therefor plus any amounts deducted and withheld with respect to any such amounts.

The Surviving Corporation and/or LDCSH will pay at the closing of the Merger, by check or direct deposit, all accrued dividends and other distributions (including dividend equivalents) in respect of all Imperial Sugar RSU Awards and Imperial Sugar Restricted Shares with a record date prior to the Effective Time which have been authorized by the Company and which remain unpaid at the Effective Time.

Representations and Warranties

The Merger Agreement contains representations and warranties of LDCSH, us and Imperial Sugar. Some of the representations and warranties in the Merger Agreement made by Imperial Sugar are qualified as to “materiality” or “Imperial Sugar Material Adverse Effect.” For purposes of the Merger Agreement, a change, effect, event, development, occurrence, condition or state of facts (an “Effect”), individually or in the aggregate with all other Effects, will be deemed to have an “Imperial Sugar Material Adverse Effect” if such Effect (a) is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or condition (financial or otherwise) of Imperial Sugar and its subsidiaries, taken as a whole or (b) prevents, materially impairs or materially delays the consummation of the Offer or the Merger or materially impairs the ability of Imperial Sugar to perform its obligations under this Agreement, provided that any Effect attributable to or arising from the following will not be taken into account in determining whether an Imperial Sugar Material Adverse Effect has occurred or would reasonably be likely to occur:

•

any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, except to the extent such changes adversely affect Imperial Sugar and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in Imperial Sugar’s and its subsidiaries’ industries,

•	changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof),

•

changes in interest, currency or exchange rates or the price of any commodity, security or market index except to the extent such changes adversely affect Imperial Sugar and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in Imperial Sugar’s and its subsidiaries’ industries,

•

changes in United States generally accepted accounting principles (“GAAP”) or other accounting principles or requirements, or standards, interpretations or enforcement thereof, except to the extent such changes adversely affect Imperial Sugar and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in Imperial Sugar’s and its subsidiaries’ industries,

•

changes in Imperial Sugar’s and its subsidiaries’ industries in general or seasonal or cyclical fluctuations in the business of Imperial Sugar or any of its subsidiaries except to the extent such changes adversely affect Imperial Sugar and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in Imperial Sugar’s and its subsidiaries’ industries,

•

any change in the market price or trading volume of any securities or indebtedness of Imperial Sugar or any of its subsidiaries, any decrease of the ratings or the ratings outlook for Imperial Sugar or any of its subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of Imperial Sugar to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to Imperial Sugar or any of its subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Imperial Sugar Material Adverse Effect, be taken into account in determining whether an Imperial Sugar Material Adverse Effect has occurred),

•	the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war,

•

the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, except to the extent such changes adversely affect Imperial Sugar and its subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in Imperial Sugar’s and its subsidiaries’ industries,

•

any legal actions arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement or any restriction, condition or other obligation imposed in connection with any consent, approval, authorization, clearance or filing made, sought or obtained by LDCSH in connection with the transactions contemplated under the Merger Agreement,

•	the announcement or pendency or existence of the Merger Agreement, the identity of the parties to the Merger Agreement or any of their respective affiliates or representatives,

•	compliance by Imperial Sugar and its subsidiaries with the terms of the Merger Agreement, including the failure to take any action restricted by the Merger Agreement,

•	any actions taken, or not taken, with the consent, waiver or at the request of LDCSH or any action taken to the extent expressly permitted by the Merger Agreement,

•

the existence of any matter to the extent disclosed in the Imperial Sugar disclosure letter to LDCSH or in Imperial Sugar SEC filings prior to the date of the Merger Agreement (other than risk factor disclosure), provided this exception will apply to such matter only to the extent disclosed to LDCSH and will not apply to subsequent developments with respect to such matter, or

•	any Effect that is cured by Imperial Sugar prior to termination of the Merger Agreement.

In the Merger Agreement, Imperial Sugar has made customary representations and warranties to LDCSH and us with respect to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of Imperial Sugar and its subsidiaries;

•	corporate authorization and validity of the Merger Agreement;

•	Imperial Sugar’s organizational documents;

•	Imperial Sugar’s subsidiaries and minority investments;

•	required government filings, approvals and notices;

•

the absence of any required consents for or any conflict between the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the organizational or governing documents or certain agreements of Imperial Sugar and its subsidiaries;

•	Imperial Sugar’s capitalization;

•	shareholder votes required to approve the Merger Agreement, if shareholder approval is required;

•	Imperial Sugar’s SEC filings;

•	Imperial Sugar’s financial statements;

•	the absence of certain material undisclosed liabilities;

•	the absence of certain changes or events;

•	the absence of any material litigation or other legal proceedings, claims or investigations;

•	material contracts and the absence of any defaults under material contracts;

•	required actions to render the Rights Agreement inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	employee benefit matters, including the status of employee benefit plans;

•	labor relations;

•	tax matters, including filings of material tax returns and payment of material taxes;

•	environmental matters, including compliance of Imperial Sugar and its subsidiaries with applicable environmental laws;

•	intellectual property matters, including the absence of infringement of rights of others;

•	real property and equipment;

•	compliance with applicable laws and regulatory requirements, including possession of all necessary governmental licenses and permits, and compliance with anti-bribery laws;

•	the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	the receipt by the Imperial Sugar Board of a fairness opinion from Perella Weinberg Partners LP;

•	parties entitled to brokerage, finder’s or other similar fee or commission based on Imperial Sugar’s arrangements;

•	the absence of certain undisclosed transactions with affiliates;

•	the absence of material untrue statements or omissions in Imperial Sugar’s Schedule 14D-9 and any proxy statement relating to the Merger;

•	insurance coverage;

•	no regulatory impediments; and

•	certain representations that are not made by Imperial Sugar.

Some of the representations and warranties in the Merger Agreement made by LDCSH and us are qualified as to “materiality” or “LDCSH Material Adverse Effect.” For purposes of the Merger Agreement, a LDCSH Material Adverse Effect is any Effect that, individually or in the aggregate with other Effects prevents, impairs or materially delays the consummation by LDCSH or us of the Offer, the Merger or the other transactions contemplated under the Merger Agreement or prevents or materially impairs or delays the ability of LDCSH or us to perform our obligations under the Merger Agreement. In the Merger Agreement, we and LDCSH have made customary representations and warranties to Imperial Sugar with respect to, among other things:

•	the organization, valid existence and good standing of LDCSH and us;

•	corporate authorization and validity of the Merger Agreement;

•	required government filings, approvals and notices;

•

the absence of any conflict, violation or contravention between the execution of the Merger Agreement and the transactions contemplated by the Merger Agreement, and our organizational or governing documents and those of LDCSH, applicable laws or certain of our agreements and those of LDCSH;

•	our capitalization and the purpose of our formation;

•	lack of beneficial ownership of Shares by either LDCSH or us, alone or together with any other person;

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any action by LDCSH or us that would cause the restrictions on business combinations under Subchapter M of Chapter 21 of the TBOC to be applicable to the Merger Agreement, the Merger or any transactions under the Merger Agreement;

•

except as provided in the Merger Agreement, the absence of agreement or understanding concerning the transactions contemplated by the Merger Agreement between LDCSH, us or our affiliates on the one hand, with any director of Imperial Sugar on the other hand, including any that would adversely affect the ability of Imperial Sugar or any of its directors or shareholders to entertain, negotiate or participate in certain takeover proposals for Imperial Sugar;

•

availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of all amounts to be paid by us or LDCSH in connection with the Merger, including, the aggregate Offer Price and consideration payable in the Merger;

•	absence of litigation;

•	no regulatory impediment;

•

other than the Merger Agreement, there being no agreements or understandings concerning the transactions contemplated by the Merger Agreement or the operations of Imperial Sugar after the Effective Time between LDCSH, us or our affiliates on the one hand, with any member of Imperial Sugar’s management, board of directors or their respective affiliates;

•	parties entitled to brokerage, finder’s or other similar fee or commission based on LDCSH or our arrangements;

•	delivery of LDCLLC’s guarantee in favor of Imperial Sugar;

•

the absence of untrue statements or omissions of material facts in this Offer to Purchase or the information provided by LDCSH or us to be included in Imperial Sugar’s Schedule 14D-9, Schedule 14F-1 or proxy statement; and

•	certain representations and warranties that are not made by LDCSH and us.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of Imperial Sugar

The Merger Agreement provides that, prior to the earlier of the Effective Time or termination of the Merger Agreement, except as contemplated by the Merger Agreement, as set forth in Imperial Sugar’s disclosure letter to LDCSH or as required by applicable law, without the prior written consent of LDCSH, such consent not to be unreasonably withheld, delayed or conditioned, the business of Imperial Sugar and its subsidiaries shall be conducted in the ordinary course of Imperial Sugar’s and its subsidiaries’ business consistent with past practice, and in compliance in all material respects with applicable law and Imperial Sugar shall, and shall cause each of its subsidiaries to use its reasonable best efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees (no increases in any compensation, including any incentive, retention or similar compensation will be required for this purpose except to the extent such increase is required in the ordinary course of business) and to preserve the good will of its material customers, suppliers and other persons with whom Imperial Sugar has material business relationships.

Without limiting the generality of the foregoing, and except as otherwise contemplated by the Merger Agreement, as set forth in Imperial Sugar’s disclosure letter to LDCSH or as otherwise required by applicable law, prior to the earlier of the Effective Time or termination of the Merger Agreement, Imperial Sugar has agreed to not, and has agreed to cause its subsidiaries to not, take any of the following actions, without the prior written consent of LDCSH (which may not be unreasonably withheld, delayed or conditioned in certain of the following):

•	amend its organizational documents or the organizational documents of its subsidiaries on any manner adverse to LDCSH;

•

make, declare, set aside or pay any dividend or make any other distribution in respect of any shares of Imperial Sugar’s capital stock, other than dividends and distributions by a subsidiary of Imperial Sugar to Imperial Sugar or another subsidiary of Imperial Sugar or accrued required dividends or distributions upon vesting of Imperial Sugar Restricted Shares;

•	with certain exceptions:

•

adjust, split, combine or reclassify its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

redeem, purchase, otherwise acquire, pledge, accelerate rights under, dispose of or encumber, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•

grant any person any right or option to acquire any shares of its capital stock or issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities;

•	enter into any contract with respect to the sale, voting, registration or repurchase of its capital stock (subject to certain exceptions set forth in the Merger Agreement);

•

(i) increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, except for immaterial increases in salaries or hourly wage rates for officers or employees arising in the ordinary course of business, (ii) grant any severance or termination pay to any of its directors, officers or employees, (iii) renew or enter into any new employment or severance agreement with any of its directors, officers or employees, (iv) establish, adopt, enter into, amend, renew or terminate any Imperial Sugar benefit plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the Merger Agreement, would be an Imperial Sugar Benefit Plan, (v) hire any person as or promote any person to be an officer or an employee with a designation of “Vice President” or above, or elect any director of Imperial Sugar, (vi) hire or promote any employee who is not an officer or any employee with a designation below “Vice President,” except to fill a vacancy in the ordinary course of Imperial Sugar’s business, (vii) hire any salesperson or trader other than to replace an existing salesperson or trader employed by Imperial Sugar or its subsidiaries who has quit or been terminated, (viii) make or forgive any loan or advance to employees or directors (other than making loans or advances pursuant to arrangements that were in effect on the date of the Merger Agreement and were made in the ordinary course of Imperial Sugar’s business and loans or advances of reasonable travel expenses in the ordinary course of Imperial Sugar’s business), (ix) declare or pay any discretionary bonuses to any employee of Imperial Sugar, (x) except as set forth in writing by Imperial Sugar for the express purpose of communications with employees of Imperial Sugar, or any of its subsidiaries, in each case, make any representation or commitment to, or enter into any agreement with any employee of Imperial Sugar or any of its subsidiaries with respect to compensation, benefits, or terms of employment to be provided by Imperial Sugar, Purchaser, or any of their subsidiaries subsequent to closing of the Merger, (xi) except as required by the Merger Agreement or Imperial Sugar’s 2012 incentive plan, accelerate any rights or benefits under any Imperial Sugar benefit plan, except as required pursuant to the terms of such Imperial Sugar benefit plan, (xii) materially change any actuarial assumption used to calculate funding obligations with respect to any pension or retirement plan, or materially change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except as may be required by applicable law, or (xiii) fund any pension plan in any material amount in excess of the amount required by applicable law or contract to be funded, and except, in the case of each of clauses (i) through (xiii), as required under labor agreements or in conjunction with filling vacancies or promotions, to comply with Section 409A of the Internal Revenue Code and applicable guidelines applicable, or to the extent required by applicable law, the Merger Agreement or (1) any Imperial Sugar benefit plan or (2) other agreement in effect on the date of the Merger Agreement (in the case of (1) and (2) that have been disclosed in Imperial Sugar disclosure letter to LDCSH);

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(i) acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, or any equity interest therein, or (ii) acquire material assets other than in the ordinary course of business consistent with past practices, subject to certain exceptions;

•

sell, lease, license, transfer, pledge, encumber, grant or dispose of any material (individually or in the aggregate) assets, including the capital stock of subsidiaries of Imperial Sugar, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of non-material, used, excess or obsolete equipment in the ordinary course of business consistent with past practice, (iii) certain permitted liens, or (iv) pursuant to any contract existing and in effect as of the date of the Merger Agreement and described in Imperial Sugar’s disclosure letter to LDCSH;

•

(i) authorize, enter into, renew, extend, terminate or amend, or waive, release or assign any material rights or claims with respect to certain material contracts, (ii) fail to use commercially reasonable efforts to enter into commitments for forward sales of processed sugar at margins over raw sugar costs consistent with the financial plan previously disclosed to LDCSH, (iii) commit to forward sales of processed sugar with delivery beyond December 31, 2013, (iv) fail to invite LDCSH to participate in bidding with respect to raw sugar purchase contracts for delivery after September 25, 2012, (v) enter into hedging contracts other than in compliance with Imperial Sugar’s risk management policy, (vi) enter into any futures contract other than for purposes of hedging sugar or natural gas, (vii) enter into any futures contract for natural gas having a delivery date that is more than twelve months from the date of such contract, (viii) enter into a contract with respect to transportation, warehousing or packaging, in each case other than in the ordinary course of business consistent with past practice, or (ix) amend Imperial Sugar’s risk management policy;

•

with certain exceptions, (i) make any material tax election inconsistent with past practice, (ii) change any material tax election already made, (iii) settle or compromise any material tax liability, (iv) file any amended tax return with respect to any material tax, (v) change any annual tax accounting period, (vi) enter into any closing agreement relating to any material tax, (vii) elect installment sale treatment for any transaction for the tax year ending September 30, 2011 or thereafter, or (viii) make any material change in any tax accounting method;

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make any loans, advances or capital contributions to, or investments in, any other person (except to suppliers in the ordinary course of business), other than (x) advancement of expenses to employees in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually and $250,000 in the aggregate, (y) to Imperial Sugar or any wholly owned subsidiary of Imperial Sugar or (z) pursuant to existing contracts described in Imperial Sugar’s disclosure letter to LDCSH;

•	change its accounting policies or procedures, in each case other than as required by GAAP or applicable law;

•

waive, release, assign, settle or compromise any legal action unless (i) the monetary damages payable by Imperial Sugar, exclusive of workmen’s compensation claims and immaterial consumer complaints in the ordinary course of business, resulting from such waiver, release, assignment, settlement or compromise in excess of amounts reimbursed or paid by insurance is less than $400,000 individually or $2,000,000 in the aggregate, and (ii) such waiver, release, assignment, settlement or comprise would not result in any equitable or other non-monetary relief that would have a material impact on the business of Imperial Sugar and its Subsidiaries taken as a whole;

•	enter into any new line of business or make any capital contribution or investment in any joint venture or other person;

•

incur any indebtedness for or enter into any contract for the incurrence of indebtedness (including any debenture, note, letter of credit or loan), or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Imperial Sugar or any of its subsidiaries (collectively, “Indebtedness”), or incur any Indebtedness for or issue any debt securities or assume or guarantee (whether directly, contingently or otherwise) the Indebtedness of any other person, in each case, other than the incurrence of Indebtedness under and in accordance with the terms of Imperial Sugar’s credit agreement or the incurrence of Indebtedness between Imperial Sugar and any wholly-owned subsidiary or among wholly-owned subsidiaries;

•

make or authorize any capital expenditures, except (i) in accordance with Imperial Sugar’s disclosure letter to LDCSH, or (ii) as reasonably required to repair or replace assets which have malfunctioned or suffered casualty or to respond to safety concerns or comply with applicable law;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Imperial Sugar or any subsidiary (other than the Merger or as expressly provided in the Merger Agreement);

•

at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act or any comparable state or local law, (i) effectuate a “plant closing” (as defined in the WARN Act or any comparable state or local law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of Imperial Sugar or any of its subsidiaries; (ii) effectuate a “mass layoff” (as defined in the WARN Act or any comparable state or local law) at any single site of employment or one or more facilities or operating units within any single site of employment of Imperial Sugar or any of its subsidiaries or (iii) otherwise terminate or lay off employees in such numbers as to give rise to material liabilities under the WARN Act or any comparable state or local law;

•

sell, lease, license, transfer, dispose of or encumber any of the assets (whether real, licensed, personal or otherwise), other than the disposition of obsolete equipment in the ordinary course of business, comprising the waterfront/dock operations at Port Wentworth, Georgia;

•	cancel, amend or fail to pay premiums when due on any life insurance contract owned by Imperial Sugar or any of its subsidiaries;

•

grant or agree to provide, or enter into any agreement relating to, any new right to indemnification, advancement of expenses or exculpation to present or former directors, officers or employees of Imperial Sugar or any of its subsidiaries, Continuing Directors and the fiduciaries of any Imperial Sugar benefit plan (except for customary undertakings with respect to exercising any existing indemnification rights); or

•	agree to do, or authorize, any of the foregoing.

Conduct of Business of LDCSH

The Merger Agreement provides that prior to the expiration or termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement, LDCSH will not, and will not permit any of its affiliates to, without the prior written consent of Imperial Sugar (such consent not to be unreasonably withheld, delayed or conditioned), acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any sugar or sugar substitute business (excluding grain based sweeteners and starches) in the United States.

The Merger Agreement also provides that LDCSH will not, and will not permit any of its affiliates to, without the prior written consent of Imperial Sugar (such consent not to be unreasonably withheld, delayed or conditioned), take or agree to take any action that would reasonably be expected to (i) materially interfere with LDCSH’s ability to make available to us immediately prior to the Acceptance Time funds sufficient for the satisfaction of all of our obligations in connection with the consummation of the Offer, including the payment of the Offer Price and the payment of all associated costs and expenses to be paid by LDCSH or by us or (ii) materially interfere with LDCSH’s ability to make available to the Paying Agent immediately prior to the Effective Time funds sufficient for the satisfaction of all of LDCSH’s and our obligations under the Merger Agreement, including the payment of the Merger Consideration.

No Solicitation

Imperial Sugar has agreed that from the date of the Merger Agreement neither it nor its subsidiaries will, and each will instruct their representatives acting on their behalf not to:

•

solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or indications of interest regarding, or the making of any proposal or offer that constitutes, or that would reasonably be expected to lead to, a Takeover Proposal (as defined below);

•

enter into or participate in any discussions (other than to state that Imperial Sugar is not permitted to have discussions) with any person that has made (A) a Takeover Proposal, with respect to such Takeover Proposal, or (B) an inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal, with respect to such Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal; or

•

enter into any letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar document or any contract contemplating or otherwise relating to any Takeover Transaction (as defined below).

However, until the Acceptance Time and following the receipt by Imperial Sugar of a bona fide written Takeover Proposal, so long as Imperial Sugar shall not have in connection with such Takeover Proposal breached the provision of the Merger Agreement with respect to Imperial Sugar’s obligation not to solicit Takeover Proposals, (i) the Imperial Sugar Board is permitted to participate in discussions regarding such Takeover Proposal solely to clarify the terms of such Takeover Proposal and to enter into a confidentiality agreement (on terms no less favorable, except with respect to standstill provisions, in the aggregate to Imperial Sugar than those contained in Imperial Sugar’s confidentiality agreement with LDCLLC) with the party making such Takeover Proposal and (ii) if the Imperial Sugar Board determines in good faith (A) that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below), and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) or (y) below with respect to such Takeover Proposal would be inconsistent with its fiduciary duties under applicable law, and (C) prior to furnishing any access or non-public information to, or entering into discussions with the person who has made such Takeover Proposal, LDCSH receives written notice from Imperial Sugar of the identity of such person and of Imperial Sugar’s intention to furnish access or non-public information to, or enter into discussions with, such person, then Imperial Sugar may, in response to such Takeover Proposal, (x) furnish access and non-public information with respect to Imperial Sugar and any of its subsidiaries to the person who has made such Takeover Proposal pursuant to a confidentiality agreement, so long as any written material non-public information provided under this clause (x) has previously been made available to LDCSH or is made available to LDCSH substantially concurrently with the time it is made available to such person, and (y) participate in discussions and negotiations regarding such Takeover Proposal. Notwithstanding anything to the contrary in the Merger Agreement, the Imperial Sugar Board shall be permitted, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, to modify, waive, amend or release any existing standstill obligations owed by any person to Imperial Sugar or any of its subsidiaries; provided, however, that concurrently with the waiver, amendment or release of any standstill, Imperial Sugar shall similarly waive, amend or release LDCSH’s standstill obligation. Without limiting the foregoing, Imperial Sugar and its representatives are permitted, at any time prior to the Acceptance Time, and without the requirement of having first received an unsolicited Takeover Proposal, to waive any standstill obligation owed by any person to Imperial Sugar to the extent necessary to allow such person to make a Takeover Proposal.

For purposes of the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer by a person other than LDCSH or its affiliates, relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off) or business combination involving Imperial Sugar or any of its subsidiaries (which, for purposes of this definition, shall not include entities that are owned 50% or less by Imperial Sugar) representing 15% or more of the assets of Imperial Sugar and its subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 15% or more of the assets of Imperial Sugar and its subsidiaries, taken as a whole, (iii) a purchase, sale, transfer, exchange or issuance of shares of capital stock or other securities, or rights to acquire capital stock or other securities, in a single transaction or series of related transactions, representing 15% or more of the voting power of the capital stock of Imperial Sugar, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Imperial Sugar, or (v) any other transaction having a similar effect to those described in clauses (i) through (iv).

For purposes of the Merger Agreement, “Takeover Transaction” means any transaction or series of transactions involving the events described in subclauses (i) through (v) above in the definition of Takeover Proposal.

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Takeover Proposal not solicited or initiated in violation of the provision of the Merger Agreement with respect to Imperial Sugar’s obligation not to solicit Takeover Proposals which (i) relates to more than 50% of the outstanding shares of common stock or all or substantially all the assets of Imperial Sugar and its subsidiaries taken as a whole and (ii) the Imperial Sugar Board determines, in consultation with its legal and financial advisors, (A) is on terms and conditions more favorable, from a financial point of view, to the shareholders of Imperial Sugar (in their capacities as shareholders) than those contemplated by the Merger Agreement (including any alterations to the Merger Agreement agreed to in writing by LDCSH in response thereto) and (B) is reasonably likely to be consummated (if accepted) on the terms set forth in the proposal; provided, however, that a Superior Proposal may consist of multiple Takeover Proposals that are contemplated to be completed substantially concurrently and that, taken together, satisfy all of the requirements set forth in this definition.

From and after the date of the Merger Agreement, Imperial Sugar has agreed to promptly (and in no event later than twenty-four (24) hours after receipt of any Takeover Proposal, any written indication of interest that could reasonably be expected to lead to a Takeover Proposal or any written request for non-public information), advise LDCSH orally and in writing of such Takeover Proposal, any written indication of interest that could reasonably be expected to lead to a Takeover Proposal or any written request for non-public information relating to Imperial Sugar, including (A) the identity of the Person making or submitting such Takeover Proposal, inquiry, indication of interest or request and (B) the material terms and conditions of such Takeover Proposal and such other facts included in such Takeover Proposal as would be material to an evaluation of such Takeover Proposal. After receipt of the Takeover Proposal, written inquiry, written indication of interest or written request, Imperial Sugar has agreed to keep LDCSH reasonably informed of the status and terms of any such Takeover Proposal, written inquiry, written indication of interest or written request (including notice of all material amendments or proposed material amendments thereto) and provide to LDCSH the material terms and conditions and such other facts subsequently provided to Imperial Sugar or its representatives as would be material to an evaluation of such Takeover Proposal, written inquiry, written indication of interest or written request.

As of the date of the Merger Agreement, Imperial Sugar has agreed to immediately cease and cause to be terminated any existing discussions with any person that relate to any Takeover Proposal or any inquiry or indication of interest that could lead to an Takeover Proposal and has agreed to immediately close and permit no further access to its electronic data room (but shall permit LDCSH continued access). Imperial Sugar has agreed to promptly (but in no event later than five business days following the execution of the Merger Agreement) demand that each person that has heretofore executed a confidentiality agreement with Imperial Sugar or its representatives with respect to such person’s consideration of a possible Takeover Proposal (other than agreements that have expired by their terms) to immediately return or destroy all confidential information furnished by Imperial Sugar or any of its representatives to such person in accordance with the terms of such person’s confidentiality agreement with Imperial Sugar.

Imperial Sugar Board’s Recommendation; Adverse Change Recommendation

The Imperial Sugar Board has made the Imperial Sugar Board Recommendation that the holders of the Shares accept the Offer, tender their Shares into the Offer and, if required by applicable law, vote for approval of the Merger Agreement. The Imperial Sugar Board has also agreed, subject to the terms of the Merger Agreement, to include the Imperial Sugar Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the Imperial Sugar Board Recommendation in this Offer to Purchase and documents related to the Offer.

In addition, except as expressly permitted by the Merger Agreement, neither the Imperial Sugar Board nor any committee thereof may:

•

withdraw (or modify in a manner adverse to LDCSH or us), or publicly propose to withdraw (or modify in a manner adverse to LDCSH or us), the Imperial Sugar Board Recommendation or approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal; or

•

approve, recommend or declare advisable, or propose or resolve to approve, recommend or declare advisable, or allow Imperial Sugar or any of its subsidiaries to execute or enter into any contract (other than those permitted by the Merger Agreement) constituting or related to, or that is intended to or would be reasonably likely to lead to, any Takeover Transaction, or requiring Imperial Sugar to abandon or terminate the transactions contemplated by the Merger Agreement.

Any actions described above are referred to as an “Adverse Change Recommendation.”

However, at any time prior to the Acceptance Time, the Imperial Sugar Board may make an Adverse Change Recommendation (in connection with a Takeover Proposal or otherwise) if:

•	Imperial Sugar is not in breach of the non-solicitation provisions of the Merger Agreement in connection with such Adverse Change Recommendation;

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the Imperial Sugar Board determines in good faith, after consultation with Imperial Sugar’s outside legal counsel, that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Imperial Sugar Board under applicable law;

•

LDCSH shall have received from Imperial Sugar prior written notice of Imperial Sugar’s intention to make an Adverse Change Recommendation at least five business days prior to making any Adverse Change Recommendation (a “Change of Recommendation Notice”); and

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if the Adverse Change Recommendation is made in connection with a Takeover Proposal, and the Imperial Sugar Board shall have determined in good faith, after consultation with its financial advisor, that such Takeover Proposal constitutes a Superior Proposal, then Imperial Sugar must have complied with the following requirements: (A) Imperial Sugar must have provided to LDCSH the material terms and conditions of such Takeover Proposal and such other facts included in such Takeover Proposal as would be material to an evaluation of such Takeover Proposal, (B) Imperial Sugar must have given LDCSH five business days after LDCSH’s receipt of the Change of Recommendation Notice to propose revisions to the terms of the Merger Agreement or make other proposals and shall have negotiated in good faith with LDCSH (and caused its representatives to negotiate with LDCSH) with respect to LDCSH’s proposed revisions or other proposals, if any, so that the Takeover Proposal would no longer constitute a Superior Proposal and (C) after considering the results of negotiations with LDCSH and taking into account the proposals made by LDCSH, if any, and after consultation with its outside legal counsel, the Imperial Sugar Board must have determined, in good faith, that such Takeover Proposal remains a Superior Proposal and that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Imperial Sugar Board under applicable law.

In the event of a material amendment to a Takeover Proposal that has already been subject to the procedures described above, it will then be subject to the same procedures, provided that the period of negotiation given to LDCSH will be three days after LDCSH’s receipt of written notice from Imperial Sugar. However, in no event will the aggregate period of negotiation for any Takeover Proposal (including any amendments thereto) exceed fifteen days. After such period ends, LDCSH will have twenty-four hours to discuss the revised Takeover Proposal with Imperial Sugar before the Imperial Sugar Board may make an Adverse Change Recommendation.

Issuance of any “stop, look and listen” communication by or on behalf of Imperial Sugar which does no more than comply with the requirements of Rule 14d-9(f) and any other action (unless the substance thereof makes such an action an Adverse Change Recommendation) taken by Imperial Sugar in compliance with Rules 14a-9, 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act shall not in and of itself be considered an Adverse Change Recommendation that requires the giving of a Change of Recommendation Notice or compliance with the procedures described in the paragraph above. Neither Imperial Sugar nor the Imperial Sugar Board is permitted to recommend that Imperial Sugar’s shareholders tender any securities in connection with any tender or exchange offer or otherwise approve, endorse or recommend any Takeover Proposal, unless in each case, in connection therewith, the Imperial Sugar Board effects an Adverse Change Recommendation in accordance with the terms of the Merger Agreement.

Actions in Connection with Long-Form Merger

Unless the Merger is consummated in accordance with the “short-form” merger provisions of Section 10.006 of the TBOC, following the Acceptance Time, approval of the Merger under the “long-form” merger provision of Section 21.452 of the TBOC requires that the Merger Agreement be approved by Imperial Sugar’s shareholders. Approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of the outstanding Shares. Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other shareholder of Imperial Sugar.

If the adoption of the Merger Agreement by Imperial Sugar’s shareholders is required by applicable legal requirements in order to consummate the Merger, then promptly following the later of (i) the Acceptance Time, and (ii) the expiration of any subsequent offering period, Imperial Sugar has agreed to use commercially reasonable efforts to prepare a draft of the proxy statement, and once the draft is in a form reasonably acceptable to Imperial Sugar and LDCSH, to file the proxy statement with the SEC. Imperial Sugar will use its reasonable best efforts to respond to any comments from the SEC and to cause the proxy statement, upon request of LDCSH after clearance of the proxy statement by the SEC, to be mailed to Imperial Sugar’s shareholders as promptly as practicable.

Imperial Sugar has agreed to, following clearance of the proxy statement by the SEC, subject to its right to make an Adverse Change Recommendation (as described above), as promptly as practicable call and hold a meeting of the holders of Shares to vote on the adoption of the Merger Agreement (the “Imperial Sugar Shareholders Meeting”) Imperial Sugar has agreed to (a) use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of the Merger Agreement and (b) take all other action reasonably necessary or advisable to secure the required shareholder vote; provided, however, that Imperial Sugar may postpone, recess or adjourn the Imperial Sugar Shareholders Meeting: (i) with the consent of LDCSH; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which Imperial Sugar Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Imperial Sugar’s shareholders prior to the Imperial Sugar Shareholders Meeting; or (iv) if Imperial Sugar has provided a written notice to LDCSH pursuant to the provisions of the Merger Agreement with respect to an Adverse Change Recommendation or and the latest deadline contemplated by those provisions with respect to such notice has not been reached.

However, if we own by virtue of the Offer or otherwise at least 90% of the outstanding Shares (determined on a fully diluted basis), Imperial Sugar, LDCSH and we have agreed to take all necessary and appropriate action to cause the Merger of Merger Sub to become effective as soon as reasonably practicable after such acquisition without a shareholders’ meeting in accordance with Section 10.006 of the TBOC.

Employee Matters

From the closing date of the Merger until December 31, 2012 (the “Continuation Period”), LDCSH has agreed in the Merger Agreement that it will, or will cause the Surviving Corporation or any of their respective subsidiaries or affiliates to, provide to each individual who, immediately prior to the Effective Time is an employee of Imperial Sugar or any of its subsidiaries, including any individual on short-term disability leave immediately prior to the Effective Time (each, an “Employee”) the same salary or hourly wage rate (or commission rate, if applicable) provided to such Employee immediately prior to the Effective Time. However, nothing in the Merger Agreement precludes the Surviving Corporation from terminating the employment of any Employee for any reason. Additionally, nothing in the Merger Agreement requires LDCSH, the Surviving Corporation or any of their respective subsidiaries and affiliates to pay any bonus or grant any equity or equity-based awards.

For the Continuation Period, LDCSH has agreed that it will, or will cause the Surviving Corporation and each of their respective subsidiaries and affiliates to, offer Employees benefit plans at least as favorable, in the aggregate, as the existing Imperial Sugar benefit plans (excluding any non-union pension plan, equity based compensation plans and bonus and incentive compensation plans) in effect immediately prior to the Effective Time. However, nothing in the Merger Agreement will interfere with LDCSH’s, the Surviving Corporation’s or any of their respective subsidiaries’ or affiliates’ rights or obligations to make such changes as are necessary to comply with applicable law.

For the one-year period from the closing date of the Merger until the first anniversary of the closing date, LDCSH has agreed that it will, or it will cause the Surviving Corporation or any of their respective subsidiaries or affiliates to, honor the existing Imperial Sugar severance plans.

For purposes under employee benefit plans of LDCSH, the Surviving Corporation and their respective subsidiaries and affiliates providing benefits to any Employee after the Effective Time (the “New Plans”), each Employee will receive full credit for such Employee’s years of service with Imperial Sugar and its subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which Imperial Sugar or its subsidiaries have given credit for prior service) for the determination of vacation or paid time off, for calculation of severance under the New Plans. At the Effective Time, each Employee will be immediately eligible to participate, without any waiting time, in any medical benefit plan and retirement savings plan (401(k)) (other than union employees, which employees are covered under the union pension plan) that is a New Plan to the extent such waiting time was satisfied under a similar or comparable Imperial Sugar benefit plan in which such Employee participated immediately before the Effective Time. While we and LDCSH currently intend to provide benefits to Employees under New Plans which will be based upon existing plans of LDCSH or its affiliates, for similarly situated employees as in effect at the time such Employees join such New Plan, from and after the Continuation Period, there is no obligation on the part of LDCSH, the Surviving Corporation or any of their respective subsidiaries and affiliates to provide any benefit plans.

With respect to any accrued but unused vacation time to which any Employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such Employee immediately prior to the Effective Time (the “Vacation Policy”), LDCSH will, or will cause the Surviving Corporation or any of their respective subsidiaries or affiliates to, (i) allow such Employee to use such accrued vacation if used prior to December 31, 2013, and (ii) if any Employee’s employment terminates on or before December 31, 2013, pay the Employee, in cash, an amount equal to the value of the accrued and unused vacation time (whether accrued prior to or, subject to the then current policy, after the Effective Date); provided, however, that an Employee may not carry over into calendar year 2013 more accrued and unused vacation days than the number of such days such Employee had accrued up to and including the closing date of the Merger, but such Employee would continue to accrue vacation time during calendar year 2013 in accordance with the then applicable vacation or paid time off policy for use during such calendar year. Notwithstanding the foregoing, in the event an Employee has accrued less than five unused vacation days as of the closing date of the Merger, the maximum number of vacation days that may be carried over by an Employee into 2013 will not exceed five days. As of January 1, 2014, all accrued and unused vacation time would be subject to the then applicable vacation or paid time off policy and carry-over time not permitted under such then applicable policy would be forfeited.

Nothing in the Merger Agreement provision on employees and benefit plans, whether express or implied, confers on any current or former employee of Imperial Sugar, LDCSH, the Surviving Corporation or any of their respective subsidiaries or affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of the Merger Agreement provision. Nothing in the Merger Agreement provision is intended to modify, amend or create any employee benefit plan of Imperial Sugar, LDCSH, Surviving Corporation or any of their respective subsidiaries or affiliates.

Indemnification and Insurance

LDCSH and the Surviving Corporation will cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of Imperial Sugar or any of its subsidiaries, Continuing Directors and the fiduciaries of any Imperial Sugar benefit plans (the “Indemnified Parties”) as provided in (i) Imperial Sugar organizational documents or (ii) otherwise in effect on May 1, 2012 as disclosed in the Imperial Sugar disclosure letter to LDCSH or entered into after the date hereof in accordance with the Merger Agreement, in each case to survive the Offer and the Merger and to continue in full force and effect without any modification that would affect materially and adversely the rights of such Indemnified Parties for a period of not less than six years after the Effective Time or, if longer, for such period as is set forth in any such applicable document.

LDCSH and the Surviving Corporation will maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by Imperial Sugar (including such coverage held for the benefit of members of the litigation special committee of the Imperial Sugar Board and coverage obtained for members of such committee, and for Continuing Directors, in each case for the period between the Acceptance Time and the Effective Time) or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement) so long as LDCSH and the Surviving Corporation are not required to pay a premium in excess of 300% of the last annual premium paid by Imperial Sugar for such insurance before the date of the Merger Agreement (such 300% amount being the “Maximum Premium”). If the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then LDCSH and the Surviving Corporation will, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of these arrangements, before the Effective Time, Imperial Sugar will be entitled to purchase one or more six (6) year “tail” prepaid directors’ and officers’ liability insurance policies covering the matters described in this paragraph and for the benefit of the persons who, as of the date of the Merger Agreement and as of the Effective Time, are covered by the directors’ and officers’ liability insurance policies maintained by Imperial Sugar, and, if Imperial Sugar elects to purchase such policies before the Effective Time, then LDCSH and the Surviving Corporation’s obligations described in this paragraph will be satisfied so long as LDCSH and the Surviving Corporation cause such policies to be maintained in effect for a period of six years following the Effective Time.

In the event that LDCSH or the Surviving Corporation or any of its successors or assigns consolidates or merges with any other entity and it is not the surviving entity of such consolidation or merger or if it transfers or conveys all or substantially all of its properties and assets to any other entity, then, LDCSH and the Surviving Corporation shall take all necessary action so that the successors or assigns, as the case may be, shall succeed to the obligations set forth in the paragraph above.

Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law with certain exceptions describe below, each of Imperial Sugar, LDCSH and Purchaser will, and will cause their respective affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the Offer and the conditions set forth in the Merger Agreement to each party’s obligation to effect the Merger are satisfied and to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, provided, however, that no party shall be obligated to waive any condition to the Offer or condition to the Merger. The terms of this provision in the Merger Agreement will not limit Imperial Sugar’s rights with respect to Adverse Change Recommendation or Takeover Proposals.

Consents, Filings and Further Action

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with applicable law, each of LDCSH and Imperial Sugar will, and LDCSH will cause each of its affiliates to, use its reasonable best efforts (subject to certain exceptions) to promptly (i) obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by the Merger Agreement, provided, however, (A) that in no event will LDCSH, us, Imperial Sugar or any of their respective subsidiaries be required to make any payment to such third parties or concede anything of value in any case prior to the Effective Time in order to obtain any such consent, approval or authorization other than Exon-Florio; (B) none of the foregoing will require LDCSH or us to make any payment or concede anything of value in order to obtain any consent, approval or authorization from a third party that is not a governmental authority, (ii) make any other filings or submissions either required or deemed appropriate by either LDCSH or Imperial Sugar in connection with the transactions contemplated by the Merger Agreement under the Securities Act of 1933, as amended, the Exchange Act, the HSR Act, Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, and the regulations promulgated thereunder (“Exon-Florio”), any foreign competition law, the TBOC, the NASDAQ rules and regulations and any other applicable law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with these provisions of the Merger Agreement to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such laws as soon as practicable. LDCSH and Imperial Sugar will cooperate and consult with each other in connection with the making of all such filings and notifications, including, by providing copies of the non-confidential portions of all relevant documents to the non-filing party and its advisors before filing. Neither LDCSH nor Imperial Sugar will consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the Merger Agreement at the behest of any governmental authority without the consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned.

As promptly as practicable after the date of the Merger Agreement and in any event no later than ten business days after the date of the Merger Agreement, each of LDCSH and Imperial Sugar will file and not withdraw any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, to request early termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement, and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

Each of LDCSH and Imperial Sugar have agreed to promptly inform the other party upon receipt of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement. If LDCSH or Imperial Sugar (or any of their respective affiliates) receives a request for additional information from any governmental authority that is related to the transactions contemplated by the Merger Agreement, then such party will endeavor in good faith to make, or cause to be made, to the extent practicable and, after consultation with the other party, an appropriate response to such request. No party will participate in any meeting or engage in any material substantive conversation with any governmental authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such governmental authority, the opportunity to attend or participate. LDCSH has agreed to advise Imperial Sugar promptly of any understandings, undertakings or agreements (oral or written) which LDCSH proposes to make or enter into with any governmental authority in connection with the transactions contemplated by the Merger Agreement.

Notwithstanding anything to the contrary set forth in the Merger Agreement, in connection with any consent, approval, authorization, clearance or filing under applicable antitrust laws, none of LDCSH or us or any of our affiliates will be required to (and neither Imperial Sugar nor any of its subsidiaries will), (i) sell, license, divest or dispose of or hold separate any entities, assets, intellectual property or businesses of any such party or, after the Effective Time, the Surviving Corporation or any of its subsidiaries, (ii) terminate, amend or assign existing relationships or contractual rights and obligations, of any such party, or after the Effective Time, the Surviving Corporation or any of its subsidiaries, (iii) change or modify any course of conduct regarding future operations, of any such party or, after the Effective Time, the Surviving Corporation or any of its subsidiaries, (iv) otherwise take actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights therein or (v) commit to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv). For the avoidance of doubt, Imperial Sugar and its subsidiaries will not be required to take any action with respect to any order or any applicable law which would bind Imperial Sugar or its subsidiaries irrespective of whether the Merger occurs.

Fees, Expenses and Conveyance Taxes

Except as explicitly provided otherwise in the Merger Agreement, whether or not the Merger is consummated, all expenses (including those payable to representatives of the parties) incurred by any party to the Merger Agreement or on its behalf in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (“Expenses”) will be paid by the party incurring those Expenses, except that Expenses incurred in connection with the filing, printing and mailing of the Imperial Sugar proxy statement for the Imperial Sugar Shareholders Meeting will be shared equally by Imperial Sugar and LDCSH, and LDCSH will pay the filing fee for any filings made under the HSR Act or any foreign competition law.

Takeover Statutes

Unless Imperial Sugar Board has withdrawn, modified or amended the Imperial Sugar Board Recommendation, if any takeover statute is or becomes applicable to the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, each of LDCSH, Imperial Sugar and their respective boards of directors shall use reasonable best efforts to (a) ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in the Merger Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Resignation of Directors

At the closing of the Merger, Imperial Sugar shall deliver to LDCSH evidence reasonably satisfactory to LDCSH of the resignation of all directors of Imperial Sugar and its subsidiaries specified by LDCSH in writing reasonably in advance of the closing, in each case, effective at the Effective Time.

Rule 14d-10(d) Matters

Imperial Sugar has agreed that, prior to the Acceptance Time and to the extent permitted by law, it will (acting through the Compensation Committee of the Imperial Sugar Board or another committee of the Imperial Sugar Board, which shall, in either case, at the time of such approval, consist entirely of independent directors) take all such steps as may be required to cause each agreement, arrangement or understanding entered into by Imperial Sugar or its subsidiaries on or after the date of the Merger Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to shareholder litigation, public announcements, access and confidentiality, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, stock exchange delisting and deregistration.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of LDCSH and Imperial Sugar;

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by either LDCSH or Imperial Sugar by written notice to the other party if the Acceptance Time has not occurred by the close of business on the Termination Date; provided, that if the conditions to the Offer relating to certain court and governmental authority orders or proceedings has not been satisfied and all other conditions to the Offer are satisfied or are capable of being satisfied by such date, then either the Company or Parent may elect, by notice to the other, to extend the Termination Date to November 1, 2012, provided that this right to terminate Merger Agreement will not be available to any party if the failure of such party (and us, in the case of LDCSH) to perform any of its obligations under the Merger Agreement in any material respect has been a principal cause of or resulted in the failure of the Offer to be consummated on or before the Termination Date (such termination, a “Termination Date Termination”);

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by LDCSH or Imperial Sugar by written notice to the other party if any antitrust order permanently enjoins or otherwise prohibits consummation of the Offer or the Merger and such antitrust order has become final and nonappealable;

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by LDCSH or Imperial Sugar by written notice to the other party if (i) any order (other than an antitrust order) of any federal or state court of the United States of America permanently enjoins or otherwise prohibits consummation of the Offer or the Merger, and such order has become final and nonappealable, or (ii) any other order (other than an antitrust order) permanently enjoins or otherwise prohibits consummation of the Offer or the Merger, and such order has become final and nonappealable and would have an Imperial Sugar Material Adverse Effect or a material adverse effect on the business LDCSH and its subsidiaries, taken as a whole, after giving effect to the Offer or the Merger;

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by LDCSH by written notice to Imperial Sugar at any time prior to the Acceptance Time, if, whether or not permitted to do so, (i) the Imperial Sugar Board makes an Adverse Change Recommendation, (ii) Imperial Sugar fails to include the Imperial Sugar Board Recommendation in the Schedule 14D-9, or (iii) the Imperial Sugar Board fails to publicly reaffirm the Imperial Sugar Board Recommendation within ten days after receipt of a written request by LDCSH to provide such reaffirmation following a publicly made Takeover Proposal (such termination, an “Adverse Change Recommendation Termination”);

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by LDCSH by written notice to Imperial Sugar at any time before the Acceptance Time if (i) the Imperial Sugar Board approves, endorses or recommends a Superior Proposal, or (ii) a tender offer or exchange offer for all outstanding shares of capital stock of Imperial Sugar is commenced and Imperial Sugar Board recommends in favor of such tender offer or exchange offer by its shareholders (such termination, a “LDCSH Superior Proposal Termination”);

•

by LDCSH by written notice to Imperial Sugar at any time before the Acceptance Time if Imperial Sugar breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (i) would give rise to, if occurring or continuing at the Expiration Date, the failure of the conditions to the Offer and (ii) has not been cured by Imperial Sugar (provided such breach is curable by Imperial Sugar) within the earlier of the Termination Date and within 20 business days after Imperial Sugar’s receipt of written notice of such breach from LDCSH, but only so long as neither LDCSH nor us are then in material breach of our respective representations, warranties, covenants or agreements contained in the Merger Agreement (such termination, an “Imperial Sugar Breach Termination”);

•

by Imperial Sugar by written notice to LDCSH at any time before the Acceptance Time if the Imperial Sugar Board has made an Adverse Change Recommendation in accordance with the Merger Agreement in response to a Superior Proposal received by Imperial Sugar after the date of the Merger

Agreement, provided, however that Imperial Sugar will comply with its obligations under the provisions of the Merger Agreement with respect to expenses and termination fees and substantially concurrently with such termination enter into an acquisition agreement relating to such Superior Proposal (such termination, a “Imperial Sugar Superior Proposal Termination”);

•

by Imperial Sugar by written notice to LDCSH at any time before the Acceptance Time if LDCSH or we (i) breaches any of our respective representations, warranties, covenants or agreements contained in the Merger Agreement, which breach, individually or in the aggregate, would delay the consummation of the Offer beyond the Termination Date or prevent the consummation of the Offer or the Merger and (ii) has not been cured by LDCSH (provided such breach is curable by LDCSH) within the earlier of 20 business days after LDCSH’s receipt of written notice of such breach from Imperial Sugar and the Termination Date, but only so long as Imperial Sugar is not then in breach of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a condition to the Offer (such termination, a “LDCSH Breach Termination”); or

•

by Imperial Sugar by written notice to LDCSH at any time before the Acceptance Time if (i) all of the conditions to the Offer have been satisfied or waived as of the expiration of the Offer (including any extensions thereof in accordance with the Merger Agreement), and we failed to consummate the Offer promptly thereafter in accordance with the Merger Agreement and (ii) such failure shall not have not been cured by LDCSH or us within the earlier of three days after the receipt of written notice of such breach from Imperial Sugar and the Termination Date (such termination, an “Offer Breach Termination”).

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect, subject to certain designated provisions of the Merger Agreement that survive, including the confidentiality agreement between LDCSH and Imperial Sugar (which will remain in full force and effect in accordance with its terms) and the effect of termination, expenses and termination fee provisions and other miscellaneous provisions of the Merger Agreement. The termination of the Merger Agreement does not relieve any party from any liability if such termination results from the failure of the party to perform its covenants, obligations or agreements contained in the Merger Agreement or intentional breach by the party of its representations or warranties contained in this Agreement.

Termination Fees

Imperial Sugar has agreed to pay LDCSH a termination fee of $3,500,000 (the “Termination Fee”) and provide reimbursement for all reasonable documented out-of-pocket costs and expenses incurred by LDCSH or its affiliates in connection with the transactions contemplated under the Merger Agreement, in an aggregate amount not exceeding $1,500,000 (the “Expense Reimbursement Amount”):

•	if the Merger Agreement is terminated by Imperial Sugar pursuant to an Imperial Sugar Superior Proposal Termination in which case payment shall be made concurrently with such termination;

•

if the Merger Agreement is terminated by LDCSH pursuant to an Adverse Change Recommendation Termination or LDCSH Superior Proposal Termination in which case payment shall be made within two business days following such termination; or

•

if (A) a Takeover Proposal shall have been publicly made or publicly proposed to Imperial Sugar or otherwise publicly announced prior to or at the termination of the Merger Agreement and not subsequently withdrawn, (B) the Merger Agreement is terminated by either LDCSH pursuant to an Imperial Sugar Breach Termination or Imperial Sugar pursuant to a Termination Date Termination (unless Imperial Sugar would have been entitled to terminate the Merger Agreement pursuant to a LDCSH Breach Termination but for such termination pursuant to an Imperial Sugar Breach Termination or a Termination Date Termination) and (C) within 365 days following the date of such termination, Imperial Sugar consummates any Takeover Proposal or enters into a contract providing for the implementation of any Takeover Proposal and the transaction is subsequently consummated, in which case payment shall be made within five Business Days following the date on which the Company consummates such Takeover Proposal. (for purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” shall be deemed to be replaced by “more than 50%”; provided; however that any amount payable pursuant to this provision will be reduced by the amount of any previous payment of an Expense Reimbursement Amount.

Imperial Sugar has agreed to pay LDCSH the Expense Reimbursement Amount if:

•	the Merger Agreement is terminated by LDCSH pursuant to an Imperial Sugar Breach Termination; or

•

the Merger Agreement is terminated by Imperial Sugar pursuant to a Termination Date Termination, and LDCSH has not breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would permit the Company to terminate the Merger Agreement pursuant to a LDCSH Breach Termination (determined without giving effect to the notice and cure provisions contained therein) or an Offer Breach Termination.

Specific Performance

We, LDCSH and Imperial Sugar are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or in equity.

Governing Law

The Merger Agreement is governed by Texas law.

Other Agreements

The Tender and Voting Agreements

The following summary description of the Tender and Voting Agreements is qualified in its entirety by reference to the form of Tender and Voting Agreement, which LDCSH has filed as exhibit (d)(2) to the Schedule TO, which you may examine and copy as set forth in “Section 8 — Certain Information Concerning Purchaser, LDCSH and LDCLLC” above.

Concurrently with entering into the Merger Agreement, we and LDCSH entered into Tender and Voting Agreements with the executive officers of Imperial which among other things obligate the executive officers, solely in their capacity as shareholders, (i) to restrict the transfer of their Shares except under certain circumstances, (ii) to vote their Shares in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, and (iii) to tender all their Shares in the Offer. Imperial Sugar is not a party to the Tender and Voting Agreements. Based upon information provided by the executive officers and Imperial Sugar, excluding options to purchase Shares that are exercisable within 60 days of May 1, 2012, the executive officers beneficially owned, in the aggregate, 385,617 Shares (or approximately 3.2% of all outstanding Shares) as of May 1, 2012. Including options to purchase Shares that are exercisable within 60 days of May 1, 2012, the executive officers beneficially owned, in the aggregate, 401,452 Shares (or approximately 3.3% of all outstanding Shares after giving effect to the exercise of such options) as of May 1, 2012.

Guarantee

The following summary description of the guarantee is qualified in its entirety by reference to such guarantee, which LDCSH has filed as exhibit (d)(8) to the Schedule TO, which you may examine and copy as set forth in “Section 8 — Certain Information Concerning Purchaser, LDCSH and LDCLLC” above.

In connection with the execution of the Merger Agreement, LDCLLC, the parent company of LDCSH , and our indirect parent, entered into a guarantee dated May 1, 2012 in favor of Imperial Sugar with respect to the payment and performance of LDCSH’s and our obligations under the Merger Agreement, and the reasonable documented out-of-pocket expenses of Imperial Sugar in defending, enforcing or collecting on the guarantee. The maximum aggregate amount payable by LDCLLC under this guarantee for the guaranteed obligations is capped at $150,000,000.

The guarantee will terminate 90 days following the earlier of (i) the closing date of the Merger and (ii) the date on which the Merger Agreement is terminated in accordance with its terms, except in each case in connection with a claim by Imperial Sugar under the guarantee for payment or performance of any guaranteed obligation that is brought within such ninety day period, in which case the guarantee will terminate on the date that such claim is finally satisfied or otherwise resolved by agreement of LDCLLC and Imperial Sugar or by a final non-appealable judgment.

Confidentiality Agreement

The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which LDCLLC has filed as exhibits (d)(3), (d)(4) and (d)(5) to the Schedule TO, which you may examine and copy as set forth in “Section 8 — Certain Information Concerning Purchaser, LDCSH and LDCLLC” above.

LDCLLC and Imperial Sugar entered into a confidentiality agreement, effective as of July 22, 2011 and subsequently amended the agreement on April 16, 2012 and April 26, 2012 (the agreement, as amended, the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, LDCLLC agreed that, subject to certain exceptions, any non-public information regarding Imperial Sugar and its subsidiaries or affiliates furnished to LDCLLC or its representatives would, for a period of three years from July 22, 2011, be used by LDCLLC and its representatives solely for the purpose of evaluating a potential business transaction between LDCLLC and Imperial Sugar and would be kept confidential except as provided in the Confidentiality Agreement. The confidentiality agreement also includes a standstill provision that was subject to certain exceptions.

Exclusivity Agreement

The following summary description of the exclusivity agreement is qualified in its entirety by reference to such exclusivity agreement, which LDCSH has filed as exhibits (d)(6) and (d)(7) to the Schedule TO, which you may examine and copy as set forth in “Section 8 — Certain Information Concerning Purchaser, LDCSH and LDCLLC” above.

In a letter agreement dated April 13, 2012 (the “Exclusivity Agreement”) with LDCLLC in order to induce continued negotiations, Imperial Sugar agreed for a period not to solicit, initiate or knowingly facilitate or encourage any inquires or indication of interest, or participate in any discussions with another person regarding a takeover proposal, or approve or recommend a takeover proposal, or enter into an letter of intent or agreement regarding a takeover proposal with another person. The period of exclusivity began on April 13, 2012 and was agreed to continue to the earlier of 5:00 p.m. EDT on April 30, 2012, the date Imperial entered into a transaction agreement with LDCLLC or the time LDCLLC notifies Imperial Sugar that it does wish to pursue a potential transaction with Imperial Sugar or LDCLLC reduced the proposed offer price per Share below $6.35. The parties amended the Exclusivity Agreement on April 29, 2012 to extend the period of exclusivity to 11:59 p.m. EDT on April 30, 2012.

Supply Relationship

Imperial Sugar has purchased raw sugar from LD Commodities Sugar Merchandising LLC, a subsidiary of LDCSH , and its predecessor company, that is used in the production of its refined sugar products. Imperial Sugar and LD Commodities Sugar Merchandising LLC do not have a written supply agreement and written agreements for each purchase are negotiated separately by Imperial Sugar and LD Commodities Sugar Merchandising LLC when, and if, raw sugar is needed and Imperial Sugar chooses to purchase the raw sugar from LD Commodities Sugar Merchandising LLC. In the two years prior to the date of this Offer to Purchase, Imperial Sugar purchased from LD Commodities Sugar Merchandising LLC and its predecessor company approximately $33 million of raw sugar which Imperial Sugar advises LDCSH represents less than 5% of Imperial’s total raw sugar purchases during the period.

12.	Purpose of the Offer; Plans for Imperial Sugar.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Imperial Sugar while allowing Imperial Sugar’s shareholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. If the Offer is consummated, we, LDCSH and Imperial Sugar expect to consummate the Merger as promptly as practicable in accordance with the TBOC. At the Effective Time, Imperial Sugar will become a wholly-owned subsidiary of LDCSH.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in Imperial Sugar and will no longer participate in the future growth of Imperial Sugar. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Imperial Sugar and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Subchapter H of Chapter 10 of the TBOC.

As soon as possible after the consummation of the Offer, we, LDCSH and Imperial Sugar expect to consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger Agreement, at any time on or after the Acceptance Time, we are required to exercise the Top-Up Option to purchase from Imperial Sugar, subject to certain limitations, the Top-Up Option Shares in order to merge us into Imperial Sugar without any vote of Imperial Sugar’s shareholders in accordance with the “short-form” merger provisions of Section 10.006 of the TBOC. However, the obligation of Imperial Sugar to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by Imperial Sugar, that immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by LDCSH and us constitutes at least one Share more than 90% of the number of Shares that would be outstanding immediately after the issuance of all Top-Up Option Shares. We are required to exercise the Top-Up Option if it is exercisable and such exercise is necessary in order for us to be able to effect such a “short-form” merger. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

If, after the Acceptance Time, we and our affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, we may elect to require Imperial Sugar to effect the Merger under the “long-form” merger provision of Section 21.452 of the TBOC which requires that the Merger Agreement be adopted by Imperial Sugar’s shareholders. The Imperial Sugar Board has unanimously recommended that Imperial Sugar’s shareholders accept the Offer and tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Adoption of the Merger Agreement requires the affirmative vote of holders of two-thirds of the outstanding Shares. Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other shareholder of Imperial Sugar. No interest will be paid for Shares acquired in the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

Except as provided in the applicable Letter of Transmittal, this Offer does not constitute a solicitation of proxies, and we are not soliciting proxies at this time.

Plans for Imperial Sugar

The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will be merged with and into Imperial Sugar and that, following the Merger and until thereafter amended, our certificate of incorporation as in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation and at the Effective Time our bylaws will be the bylaws of the Surviving Corporation until thereafter amended.

Our directors immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and our officers at such time will become the only officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

Except as otherwise set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of Imperial Sugar will be continued substantially as they are currently being conducted. LDCSH intends to continue to evaluate the business and operations. LDCSH will continue to evaluate the business and operations of Imperial Sugar during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing.

Except as described above or elsewhere in this Offer to Purchase, neither we nor LDCSH have any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Imperial Sugar or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Imperial Sugar or any of its subsidiaries, (iii) any change in the Imperial Sugar Board or management of Imperial Sugar, (iv) any material change in Imperial Sugar’s capitalization or dividend rate or policy or indebtedness, (v) any other material change in Imperial Sugar’s corporate structure or business, (vi) any class of equity securities of Imperial Sugar being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Imperial Sugar becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than LDCSH and its affiliates. Neither LDCSH nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ. According to the published NASDAQ guidelines, the NASDAQ would consider delisting the Shares if, among other things, the total number of holders of Shares falls below 400 or the number of publicly held Shares falls below 750,000. Shares held by officers or directors of Imperial Sugar or their immediate families, or by any beneficial owner of 10% or more of such Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to Imperial Sugar, as of April 30, 2012, 12,241,530 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

If the NASDAQ were to delist the Shares, it is possible that Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below), and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

After the consummation of the Offer and to the extent the Shares continue to be listed on the NASDAQ, Imperial Sugar will likely qualify as a “controlled company,” as defined by Rule 5615(c) of the NASDAQ Rules (or any successor provision), which means that Imperial Sugar would be exempt from the requirement that the Imperial Sugar Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the nominating and corporate governance committee and the compensation committee of the Imperial Sugar Board. The controlled company exemption does not modify the independence requirements for Imperial Sugar’s audit committee or the requirements of the Merger Agreement relating to independent directors and the independent director committee. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Imperial Sugar Board of Directors.” Following the purchase of Shares in the Offer and the satisfaction or waiver of the remaining conditions, we expect to consummate the Merger, following which no Shares will be publicly owned.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, Imperial Sugar currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and the satisfaction of the remaining conditions, we expect to complete the Merger, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Imperial Sugar’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Imperial Sugar may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Imperial Sugar is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Imperial Sugar must furnish to its shareholders and to the SEC. The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with shareholders’ meetings or actions in lieu of a shareholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to shareholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Imperial Sugar. Furthermore, the ability of Imperial Sugar’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Imperial Sugar,” the Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time, without the prior written approval of LDCSH, Imperial Sugar will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares other than accrued required dividends or distributions upon vesting of Imperial Sugar Restricted Shares.

15.	Conditions to the Offer.

Notwithstanding any other terms or provisions of the Offer or the Merger Agreement, we will not be required to accept for payment, or subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may to the extent permitted by the Merger Agreement, delay acceptance or payment of or for, any Shares tendered pursuant to the Offer if:

•	prior to the Expiration Date, the Minimum Condition shall not have been satisfied;

•

the representations and warranties of Imperial Sugar regarding its organization and power, corporate authorization, non-contravention, capitalization, voting, absence of certain changes, Rights Agreement, takeover statutes and brokers were not true and correct in all material respects as of the date of the Merger Agreement or are not true and correct in all material respects as of the Expiration Date as if made on and as of such Expiration Date (it being understood that for purposes of determining the accuracy of such representations and warranties, (i) all Imperial Sugar Material Adverse Effect and other materiality qualifications in such representations and warranties shall be disregarded and (ii) any update or modification of the Imperial Sugar disclosure letter delivered to LDCSH purported to have been made after the date of the Merger Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

•

the other representations and warranties of Imperial Sugar set forth in the Merger Agreement were not true and correct in all respects as of the date of the Merger Agreement or are not true and correct in all respects at and as of the Expiration Date as if made on and as of such Expiration Date, except as would not (in the aggregate) reasonably be expected to have an Imperial Sugar Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all Imperial Sugar Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (ii) any update of or modification to the Imperial Sugar disclosure letter delivered to LDCSH purported to have been made after the date of the Merger Agreement shall be disregarded and (iii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured as of such date);

•

Imperial Sugar has materially breached or failed to comply in all material respects with all covenants and obligations it is required to comply with or to perform under the Merger Agreement prior to the Expiration Date;

•	the HSR Condition shall not have been satisfied;

•	since the date of the Merger Agreement, there shall have occurred and be continuing an Imperial Sugar Material Adverse Effect;

•

there should have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or an action is taken, or any applicable law or order promulgated, entered, enforced, enacted or issued by any governmental authority which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;

•

a legal proceeding by a governmental authority having authority over LDCSH, Imperial Sugar or us shall be pending which (i) seeks to prohibit the consummation of the Offer or the Merger, other than pursuant to Exon-Florio (ii) seeks to restrain or prohibit LDCSH’s or its affiliates’ ownership or operation of the business of Imperial Sugar, or of LDCSH or its affiliates, or to compel LDCSH or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of Imperial Sugar or of LDCSH or its affiliates, other than pursuant to Exon-Florio or (iii) seeks to impose or confirm material limitations on the ability of LDCSH or any of its affiliates to effectively exercise full rights of ownership of the Shares, other than pursuant to Exon-Florio;

•

Imperial Sugar shall not have provided LDCSH with a certificate, signed by an executive officer of Imperial Sugar on behalf of the Company, to the effect that, as of such date, the second, third, fourth and sixth conditions described above have been satisfied; or

•	the Merger Agreement is validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of LDCSH and us and may be waived by LDCSH and us, in whole or in part at any time and from time to time, in the sole discretion of LDCSH and us prior to the expiration of the Offer, and all conditions (except for the Minimum Condition) may be waived by LDCSH or us in our sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by LDCSH or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Adjustments to Prevent Dilution.

In the event that, notwithstanding Imperial Sugar’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Imperial Sugar”), between the date of the Merger Agreement and the Effective Time, Imperial Sugar changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price and the consideration payable in the Merger shall be equitably adjusted.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our and LDCSH’s review of publicly available filings by Imperial Sugar with the SEC and other information regarding Imperial Sugar, we are not aware of any governmental license or regulatory permit that appears to be material to Imperial Sugar’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Imperial Sugar’s business, or certain parts of Imperial Sugar’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation

On May 2, 2012, a putative shareholder derivative lawsuit captioned Smith v. Gaffney, et al., Cause No. 12-DCV-197904, was filed in the District Court of Fort Bend County, Texas. The petition names as defendants the members of the Imperial Sugar Board, as well as LDCLLC, LDCSH and Purchaser. Imperial

Sugar was named as a nominal defendant. The plaintiff brought this action derivatively on behalf of Imperial Sugar against the members of the Imperial Sugar Board for alleged breaches of fiduciary duties and abuse of control in connection with the Offer and Merger. The petition alleges, among other things, that the members of the Imperial Sugar Board breached their fiduciary duties of loyalty, due care, independence, good faith and fair dealing and that their conduct constituted an abuse of their ability to control Imperial Sugar. The petition also alleges that LDCLLC, LDCSH and Purchaser aided and abetted such purported breaches of fiduciary duties. The petition seeks, among other things, to enjoin the defendants, and anyone acting in concert with them, from consummating the Offer and Merger and an award of attorneys’ fees and other fees and costs, in addition to other relief.

On May 2, 2012, a putative shareholder derivative lawsuit captioned Oshea v. Imperial Sugar Company, et al., Cause No. 12-DCV-197901, was filed in the District Court of Fort Bend County, Texas. The petition names as defendants Imperial Sugar, the members of the Imperial Sugar Board, as well as LDCSH and Purchaser. The plaintiff brought this action derivatively on behalf of Imperial Sugar against the members of the Imperial Sugar Board for alleged breaches of fiduciary duties in connection with the Offer and Merger. The petition alleges, among other things, that the members of the Imperial Sugar Board breached their fiduciary duties of loyalty, good faith, due care and disclosure. The petition also alleges that Imperial Sugar, LDCSH and Purchaser aided and abetted such purported breaches of fiduciary duties. The petition seeks, among other things, to enjoin the Offer and Merger, an award of damages and an award of attorneys’ fees and other fees and costs, in addition to other relief.

On May 3, 2012, the Imperial Sugar Board received a demand letter from counsel for two shareholders, Shmuel and Avrohom Zaks, containing similar assertions and requesting that the Company terminate the proposed transaction. Among other things, this demand letter contends that the Company’s directors were motivated by prospects for personal economic benefit and therefore cannot be considered disinterested.

On May 4, 2012, a putative shareholder derivative lawsuit captioned Gruber v. Coan, et al., Cause No. 2012-26265, was filed in the District Court of Harris County, Texas. The petition names as defendants the members of the Imperial Sugar Board, as well as LDCSH and Purchaser. Imperial Sugar was named as a nominal defendant. The plaintiff brought this action derivatively on behalf of Imperial Sugar against the members of the Imperial Sugar Board for alleged breaches of fiduciary duties in connection with the Offer and Merger. The petition alleges, among other things, that the members of the Imperial Sugar Board breached their fiduciary duties of loyalty, good faith, candor and independence. The petition also alleges that LDCSH and Purchaser aided and abetted such purported breaches of fiduciary duties. The petition seeks, among other things, to enjoin the members of the Imperial Sugar Board from consummating the Offer and Merger and an award of attorneys’ fees and other fees and costs, in addition to other relief.

On May 4, 2012, a putative shareholder derivative lawsuit captioned Del Parigi v. Imperial Sugar Company, et al., Cause No. 12-DCV-197961, was filed in the District Court of Fort Bend County, Texas. The petition names as defendants Imperial Sugar, the members of the Imperial Sugar Board, as well as LDCSH and Purchaser. The plaintiff brought this action derivatively on behalf of Imperial Sugar against the members of the Imperial Sugar Board for alleged breaches of fiduciary duties in connection with the Offer and Merger. The petition alleges, among other things, that the members of the Imperial Sugar Board breached their fiduciary duties of loyalty, good faith, due care and disclosure. The petition also alleges that Imperial Sugar, LDCSH and Purchaser aided and abetted such purported breaches of fiduciary duties. The petition seeks, among other things, to enjoin the Offer and Merger, an award of damages and an award of attorneys’ fees and other fees and costs, in addition to other relief.

On May 7, 2012, a putative shareholder class action lawsuit captioned Kahn v. Gaffney, et al., Cause No. 12-DCV-197982, was filed in the District Court of Fort Bend County, Texas. The petition names as defendants the members of the Imperial Sugar Board, Imperial Sugar, as well as LDCLLC and Purchaser. The plaintiff brought this action on behalf of shareholders of Imperial Sugar against the members of the Imperial Sugar Board for alleged breaches of fiduciary duties in connection with the Offer and Merger. The petition alleges, among other things, that the members of the Imperial Sugar Board breached their fiduciary duties of loyalty, entire fairness, good faith and care. The petition also alleges that LDCLLC and Purchaser aided and abetted such purported breaches of fiduciary duties. The petition seeks, among other things, to enjoin the defendants, and anyone acting in concert with them, from consummating the Offer and Merger, an award of damages and an award of attorneys’ fees and other fees and costs, in addition to other relief.

On May 8, 2012, a putative shareholder derivative suit captioned Reading v. Sheptor, et al., Cause No. 12-DCV-198016, was filed in the District Court of Fort Bend County, Texas. The petition names as defendants the members of the Board of Directors, Imperial Sugar, as well as LDCLLC, LDCSH and Purchaser. The plaintiff brought this action derivatively on behalf of Imperial Sugar against members of the Board of Directors for alleged breaches of fiduciary duties in connection with the Offer and Merger. The petition alleges, among other things, that the members of the Board of Directors breached their fiduciary duties of loyalty, good faith, independence, and due care. The petition also alleges that LDCSH and Purchaser aided and abetted such purported breaches of fiduciary duties. The petition also alleges that members of the Board of Directors wasted corporate assets by entering into the Merger. The petition seeks, among other things, to enjoin the Offer and Merger and an award of attorneys’ fees and other fees and costs, in addition to other relief.

LDCLLC, LDCSH and Purchaser believe the plaintiff’s allegations in the above lawsuits lack merit and intend to contest them vigorously; however, there can be no assurance that LDCLLC, LDCSH and Purchaser will be successful in their defense.

State Takeover Statutes

A number of states (including Texas, where Imperial Sugar is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, shareholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Imperial Sugar is incorporated in Texas and is subject to Subchapter M of Chapter 21 of the TBOC. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless: (1) before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder on that date; or (2) not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates at a meeting of shareholders called for that purpose.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include: (1) mergers or share exchanges with an affiliated shareholder; (2) dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation to an affiliated shareholder; (3) certain issuances or transaction by the corporation that would increase the affiliated shareholder’s number of shares of the corporation; (4) certain liquidations or dissolutions under any agreement with an affiliated shareholder; and (5) the direct or indirect receipt of tax credit, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders of record, any voting shares registered under the Exchange Act, or any voting shares qualified for trading in a national securities exchange.

In accordance with the provisions of Section 21.606 of the TBOC, the Imperial Sugar Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, as described in Section 10 above and, therefore, the restrictions of Subchapter M of Chapter 21 of the TBOC are inapplicable to the Merger and the transactions contemplated by the Merger Agreement, including the Offer.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Antitrust Compliance

United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or the reviewing agency issues a formal request for additional information and documentary material. The purchase of Shares pursuant to the Offer is subject to the HSR Act. The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of assets of LDCSH or Imperial Sugar. Private parties (as well as individual States of the United States) may also bring legal actions under the antitrust laws of the United States or state antitrust laws. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

Each of Imperial Sugar and LDCSH will file a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer. The initial waiting period applicable to the purchase of Shares pursuant to the Offer will expire 15 days (or the next business day) after the filing by LDCSH is made.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Imperial Sugar (for purposes of the Exchange Act); it is anticipated that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, shareholders will receive the same price per Share as the Offer Price.

Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning Imperial Sugar and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders before the completion of a transaction.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has voted against the Merger (unless no vote of the shareholders of Imperial Sugar is required by the TBOC in connection with the Merger pursuant to the provisions of Section 10.006 of the TBOC) or has not consented to the Merger in writing if the Merger is to be approved by the written consent of the shareholders of Imperial Sugar, and who otherwise complies with the applicable statutory provisions of Subchapter H of Chapter 10 of the TBOC will be entitled to demand fair value of such Shares. At the Effective Time, all such Shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the Shares, except for the rights provided pursuant to the provisions of Subchapter H of Chapter 10 of the TBOC. Imperial Sugar is required to give LDCSH notice of any written demands to exercise dissenter’s rights with respect to any Shares, attempted withdrawals of such demands and any other instruments served on Imperial Sugar pursuant to the TBOC. LDCSH has the right to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. Imperial Sugar will not offer to make or make any payment with respect to, or settle or offer to settle, any such demands for payment of the fair value of any such Shares without the prior written consent of LDCSH. This value may be more or less than, or the same as, the Offer Price.

Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the dissenter’s Shares, as of the day preceding the effective date of the Merger, required to be paid in cash to such dissenting holders for their Shares. Any appreciation or depreciation in the value of the Shares occurring in anticipation of the Merger or as a result of the Merger must be specifically excluded from the computation of the fair value of the ownership interest. In addition, such dissenting shareholders would be entitled to receive payment of interest accruing from the 91st day after the effective date of the Merger until the date of the judgment determining the fair value of their Shares. In computing the fair value of the Shares, consideration must be given to the value of Imperial Sugar as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. The appraiser appointed by the court to determine the fair value of the Shares is entitled to examine the books and records of Imperial Sugar and may conduct investigations as the appraiser considers appropriate. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the dissenter’s Shares, including, among other things, asset values and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Merger consideration.

The foregoing summary of the rights of dissenting shareholders under the TBOC does not purport to be a complete statement of the procedures to be followed by Imperial Sugar shareholders desiring to exercise any available appraisal rights.

The preservation and exercise of dissent and appraisal rights require strict adherence to the applicable provisions of the TBOC. Failure to follow the steps required by the TBOC for perfecting appraisal rights may result in the loss of such rights. You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise dissent and appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Short-Form” Merger

Section 10.006 of the TBOC provides that, if a parent company directly or indirectly owns at least 90% of the issued and outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company or one of its other subsidiaries pursuant to the “short-form” merger procedures without prior notice to, or the approval or consent of, the other shareholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the TBOC, we would have to directly or indirectly own at least 90% of the issued and outstanding Shares. If we are able to consummate the Merger pursuant to these provisions of the TBOC, the consummation of the Merger would take place as soon as practicable after the Acceptance Time, without any notice to or approval or consent of the other holders of Shares. If we directly or indirectly own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding Shares, we, LDCSH and Imperial Sugar will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable in accordance with these “short-form” merger procedures set forth in Section 10.006 of the TBOC.

18.	Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the applicable Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and LDCSH have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Imperial Sugar pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Imperial Sugar Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Imperial Sugar may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

LOUIS DREYFUS COMMODITIES
SUBSIDIARY INC.

May 11, 2012

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS, MANAGERS

AND EXECUTIVE OFFICERS OF LDCSH, PURCHASER AND LDCLLC

LDCSH. Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the managers and executive officers of LDCSH. The business address of each manager and executive officer of LDCSH is 40 Danbury Road, PO Box 810, Wilton, CT 06897-0810.

During the past five years, none of LDCSH or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Robert G. Eckert	United States

Regional Chief Financial Officer:

•   Since April 26, 2012, Vice President of Purchaser;

•   Since August 12, 2010, Vice President and Chief Financial Officer of LDCSH;

•   Since August 3, 2010, Manager, Vice President and Chief Financial Officer of LDCLLC;

•   Since June 16, 2008, Director of LDC Holding Inc.;

•   Since September 24, 2010, Vice President and Chief Financial Officer of LDCLLC Holding Inc.;

•   Vice President of LDC Holding Inc. from December 10, 2007 to June 16, 2008; President of LDC Holding Inc. from June 16, 2008 to September 24, 2010; Director and executive officer of other affiliates of LDCSH during past five years.

H. Thomas Hayden, Jr.	United States

Regional Chief Operating Officer:

•   Since April 26, 2012, Director and Vice President of Purchaser;

•   Since August 12, 2010, Vice President and Chief Operating Officer of LDCSH;

•   Since August 3, 2010, Manager, Vice President and Chief Operating Officer of LDCLLC;

•   Since June 16, 2008, Director of LDC Holding Inc.;

•   Since September 24, 2010, Vice President and Chief Operating Officer of LDC Holding Inc.;

•   Director and executive officer of other affiliates of LDCSH during past five years.

Scott T. Hogan	United States

Regional Head of Treasury and Regional Head of Business Development:

•   Since April 26, 2012, Vice President and Treasurer of Purchaser;

•   Since February 1, 2011, Vice President and Treasurer of each of LDCSH, LDCLLC and LDC Holding Inc.;

•   Executive officer of other affiliates of LDCSH since February 2011; Regional Manager-Business Development for other affiliates of LDCSH from April 2009 to February 2011;

•   Associate at Société Générale, New York Branch from January 2007 to August 2007; Investment Banking Analyst at Merrill Lynch from August 2007 to April 2009.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Jan-Mikael Morn	Finland

Regional Chief Executive Officer:

•   Since April 26, 2012, Director and President of Purchaser;

•   Since March 1, 2012, Vice President of LDCSH, Manager, President and Chief Executive Officer of LDCLLC and Director, President and Chief Executive Officer of LDC Holding Inc.;

•   Director and executive officer of other affiliates of LDCSH during past five years.

David S. Rossen	United States

Regional Head of Sugar Platform:

•   Since April 26, 2012, Director and Vice President of Purchaser;

•   Since August 12, 2010, President and Chief Executive Officer of LDCSH;

•   Executive officer of other affiliates of LDCSH during past five years.

Dewey A. Satterfield	United States	Regional Head of Credit: • Since January 17, 2012, Vice President of each of LDCSH, LDCLLC and LDCLLC Holding Inc.; • Director, Barclays Capital Inc. from May 31, 2005 to January 13, 2012.

Jeffrey Zanchelli	United States

Regional Head of Tax:

•   Since April 26, 2012, Vice President of Purchaser;

•   Since August 12, 2010, Vice President of LDCSH;

•   Since August 3, 2010, Vice President of LDCLLC;

•   Since October 20, 2006, Vice President of LDC Holding Inc.;

•   Executive officer of other affiliates of LDCSH during past five years.

Purchaser. Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Purchaser. The business address of each director and executive officer of Purchaser is 40 Danbury Road, PO Box 810, Wilton, CT 06897-0810.

During the past five years, none of Purchaser or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Robert G. Eckert	United States

Regional Chief Financial Officer:

•   Since April 26, 2012, Vice President of Purchaser;

•   Since August 12, 2010, Vice President and Chief Financial Officer of LDCSH;

•   Since August 3, 2010, Manager, Vice President and Chief Financial Officer of LDCLLC;

•   Since June 16, 2008, Director of LDC Holding Inc.;

•   Since September 24, 2010, Vice President and Chief Financial Officer of LDC Holding Inc.;

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History

•   Vice President of LDC Holding Inc. from December 10, 2007 to June 16, 2008; President of LDC Holding Inc. from June 16, 2008 to September 24, 2010; Director and executive officer of other affiliates of LDCSH during past five years.

H. Thomas Hayden, Jr.	United States

Regional Chief Operating Officer:

•   Since April 26, 2012, Director and Vice President of Purchaser;

•   Since August 12, 2010, Vice President and Chief Operating Officer of LDCSH;

•   Since August 3, 2010, Manager, Vice President and Chief Operating Officer of LDCLLC;

•   Since June 16, 2008, Director of LDC Holding Inc.;

•   Since September 24, 2010, Vice President and Chief Operating Officer of LDC Holding Inc.;

•   Director and executive officer of other affiliates of LDCSH during past five years.

Scott T. Hogan	United States

Regional Head of Treasury and Regional Head of Business Development:

•   Since April 26, 2012, Vice President and Treasurer of Purchaser;

•   Since February 1, 2011, Vice President and Treasurer of each of LDCSH, LDCLLC and LDC Holding Inc.;

•   Executive officer of other affiliates of LDCSH since February 2011; Regional Manager–Business Development for other affiliates of LDCSH from April 2009 to February 2011;

•   Associate at Société Générale, New York Branch from January 2007 to August 2007; Investment Banking Analyst at Merrill Lynch from August 2007 to April 2009.

Jan-Mikael Morn	Finland

Regional Chief Executive Officer:

•   Since April 26, 2012, Director and President of Purchaser;

•   Since March 1, 2012, Vice President of LDCSH, Manager, President and Chief Executive Officer of LDCLLC and Director, President and Chief Executive Officer of LDC Holding Inc.;

•   Director and executive officer of other affiliates of LDCSH during past five years.

David S. Rossen	United States

Regional Head of Sugar Platform:

•   Since April 26, 2012, Director and Vice President of Purchaser;

•   Since August 12, 2010, President and Chief Executive Officer of LDCSH;

•   Executive officer of other affiliates of LDCSH during past five years.

Jeffrey Zanchelli	United States

Regional Head of Tax:

•   Since April 26, 2012, Vice President of Purchaser;

•   Since August 12, 2010, Vice President of LDCSH;

•   Since August 3, 2010, Vice President of LDCLLC;

•   Since October 20, 2006, Vice President of LDC Holding Inc.;

•   Executive officer of other affiliates of LDCSH during past five years.

LDCLLC. Set forth in the table below are the name, country of citizenship, current principal occupation and material positions held during the past five years of each of the managers and executive officers of LDCLLC. The business address of each manager and executive officer of LDCLLC is 40 Danbury Road, PO Box 810, Wilton, CT 06897-0810. LDCLLC is a highly diversified agricultural business in North America that operates in the cotton, grains, oilseeds, sugar, coffee, rice, freight and juice markets.

During the past five years, none of LDCLLC or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Erik Anderson	United States

Senior Platform Head Grains & Macro:

•   Since August 3, 2010, Manager of LDCLLC; since March 1, 2012, Executive Vice President of LDCLLC

•   Since October 20, 2006, Director of LDC Holding Inc.; since March 1, 2012, Executive Vice President of LDC Holding Inc.;

•   President and Chief Executive Officer of LDCLLC from August 3, 2010 to March 1, 2012; President and Chief Executive Officer of LDC Holding Inc. from September 24, 2010 to March 1, 2012; Director and executive officer of other affiliates of LDCSH during past five years.

Steven K. Campbell	United States	Regional Head of Grains Trading: • Since August 3, 2010, Vice President of LDCLLC • Executive officer of other affiliates of LDCSH during past five years.

Bruce R. Chapin	United States	Regional Head of Operations: • Since August 3, 2010, Vice President of LDCLLC • Executive officer of other affiliates of LDCSH during past five years.

Marie D. Chery	United States

Regional Head of Human Resources & Administration:

•   Since August 3, 2010, Vice President of LDCLLC

•   Vice President of other affiliates of LDCSH during the past four years.

•   Head of Finance and Human Resources at GL Trade Americas from December 2006 to April 30, 2008.

Robert G. Eckert	United States

Regional Chief Financial Officer:

•   Since April 26, 2012, Vice President of Purchaser

•   Since August 12, 2010, Vice President and Chief Financial Officer of LDCSH

•   Since August 3, 2010, Manager, Vice President and Chief Financial Officer of LDCLLC

•   Since June 16, 2008, Director of LDC Holding Inc.; since September 24, 2010, Vice President and Chief Financial Officer of LDCLLC Holding Inc.

•   Vice President of LDC Holding Inc. from December 10, 2007 to June 16, 2008; President of LDC Holding Inc. from June 16, 2008 to September 24, 2010; Director and executive officer of other affiliates of LDCSH during past five years.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
James R. Fleming	United States	Regional Head of Information Technology: • Since August 3, 2010, Vice President of LDCLLC • Vice President of an affiliate of LDCSH during the past five years.

Cornelius J. Grealy	United States	Regional Chief Legal Officer: • Since August 3, 2010, Vice President and Chief Legal Officer of LDCLLC • Director and Chief Legal Officer of other affiliates of LDCSH during past five years.

Kevin Grimes	United States

Metals Platform Head:

•   Since August 3, 2010, Executive Vice President of LDCLLC

•   Since September 24, 2010, Vice President of LDC Holding Inc.

•   Manager of LDCLLC from August 3, 2010 to March 1, 2012; Director of LDC Holding Inc. from September 23, 2010 to March 1, 2012; executive officer of other affiliates of LDCSH during past five years.

Peter R. Hahn	United States	Juice Platform Head: • Since August 3, 2010, Vice President of LDCLLC • Director and executive officer of other affiliates of LDCSH during past five years.

H. Thomas Hayden, Jr.	United States

Regional Chief Operating Officer:

•   Since April 26, 2012, Director and Vice President of Purchaser

•   Since August 12, 2010, Vice President and Chief Operating Officer of LDCSH

•   Since August 3, 2010, Manager, Vice President and Chief Operating Officer of LDCLLC

•   Since June 16, 2008, Director of LDC Holding Inc.; since September 24, 2010, Vice President and Chief Operating Officer of LDC Holding Inc.

•   Director and executive officer of other affiliates of LDCSH during past five years.

Scott T. Hogan	United States

Regional Head of Treasury and Regional Head of Business Development:

•   Since April 26, 2012, Vice President and Treasurer of Purchaser

•   Since February 1, 2011, Vice President and Treasurer of each of LDCSH, LDCLLC and LDC Holding Inc.

•   Executive officer of other affiliates of LDCSH since February 2011; Regional Manager–Business Development for other affiliates of LDCSH from April 2009 to February 2011;

•   Associate at Société Générale, New York Branch from January 2007 to August 2007; Investment Banking Analyst at Merrill Lynch from August 2007 to April 2009.

David C. Lyons	United States	Vice President - Government Relations: • Since August 3, 2010, Vice President of LDCLLC • Executive officer of other affiliates of LDCSH during past five years.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Thomas F. Malone, Jr.	United States	Chief Operating Officer of Cotton Platform: • Since August 3, 2010, Vice President of LDCLLC • Director and executive officer of other affiliates of LDCSH during past five years.

Jan-Mikael Morn	Finland

Regional Chief Executive Officer:

•   Since April 26, 2012, Director and President of Purchaser

•   Since March 1, 2012, Vice President of LDCSH, Manager, President and Chief Executive Officer of LDCLLC and Director, President and Chief Executive Officer of LDC Holding Inc.

•   Director and executive officer of other affiliates of LDCSH during past five years.

Daniel C. Murray	United States	Global Head of Safety, Health & Environmental: • Since August 3, 2010, Vice President of LDCLLC • Executive officer of other affiliates of LDCSH during past five years.

Joseph Nicosia	United States

Senior Platform Head Cotton:

•   Since August 3, 2010, Manager and Executive Vice President of LDCLLC

•   Since September 23, 2010, Director of LDC Holding Inc.; since September 24, 2010, Vice President of LDC Holding Inc.

•   Director and executive officer of other affiliates of LDC Holding Inc. during past five years.

Dewey A. Satterfield	United States	Regional Head of Credit: • Since January 17, 2012, Vice President of each of LDCSH, LDCLLC and LDC Holding Inc. • Director, Barclays Capital Inc. from May 31, 2005 to January 13, 2012

Gloria Wadsworth	United States

Regional Head of Compliance:

•   Since October 25, 2010, Vice President of LDCLLC

•   Executive officer of other affiliates of LDCSH; Senior Vice-President and Futures Compliance Officer of Royal Bank of Scotland Greenwich Capital from 2005 to 2008; Director Futures Compliance of Merrill Lynch Pierce Fenner and Smith (now known as Merrill Lynch Bank of America) from 2008 to 2010

Jeffrey Zanchelli	United States

Regional Head of Tax:

•   Since April 26, 2012, Vice President of Purchaser

•   Since August 12, 2010, Vice President of LDCSH

•   Since August 3, 2010, Vice President of LDCLLC

•   Since October 20, 2006, Vice President of LDC Holding Inc.

•   Executive officer of other affiliates of LDCSH during past five years.

ANNEX B

INFORMATION CONCERNING CONTROLLING PERSONS OF PURCHASER

LDCLLC is a wholly-owned subsidiary of LDC Holding Inc. LDC Holding Inc. is a wholly-owned subsidiary of Louis Dreyfus Commodities Services Suisse SA. Louis Dreyfus Commodities Services Suisse SA is a wholly-owned subsidiary of Louis Dreyfus Commodities BV. Louis Dreyfus Commodities BV is a wholly-owned subsidiary of Louis Dreyfus Commodities Holdings BV. Louis Dreyfus Commodities and Energy Holdings NV has controlling equity ownership of Louis Dreyfus Commodities Holdings BV. Louis Dreyfus Commodities and Energy Holdings NV is a wholly-owned subsidiary of Louis Dreyfus Holding BV. Akira BV has controlling equity ownership of Louis Dreyfus Holding BV. Akira BV is wholly owned by Akira Holding Foundation. During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

The following tables set forth the name, business address, place of organization, and other disclosures for LDC Holding Inc., Louis Dreyfus Commodities Services Suisse SA, Louis Dreyfus Commodities BV, Louis Dreyfus Commodities Holdings BV, Louis Dreyfus Commodities and Energy Holdings NV, Louis Dreyfus Holding BV, Akira BV and Akira Holding Foundation.

LDC Holding Inc.

Business Address: 40 Danbury Road, Wilton, CT 06897

Principal Business: Holding company for the North American entities within the Louis Dreyfus Commodities Group.

Place of Organization: Delaware, U.S.A.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Erik Anderson	United States

Senior Platform Head Grains & Macro:

•    Since August 3, 2010, Manager of LDCLLC; since March 1, 2012, Executive Vice President of LDCLLC

•    Since October 20, 2006, Director of LDC Holding Inc.; since March 1, 2012, Executive Vice President of LDC Holding Inc.

•    President and Chief Executive Officer of LDCLLC from August 3, 2010 to March 1, 2012; President and Chief Executive Officer of LDC Holding Inc. from September 24, 2010 to March 1, 2012; Director and executive officer of other affiliates of LDCSH during past five years.

Robert G. Eckert	United States

Regional Chief Financial Officer:

•    Since April 26, 2012, Vice President of Purchaser

•    Since August 12, 2010, Vice President and Chief Financial Officer of LDCSH

•    Since August 3, 2010, Manager, Vice President and Chief Financial Officer of LDCLLC

•    Since June 16, 2008, Director of LDC Holding Inc.; since September 24, 2010, Vice President and Chief Financial Officer of LDC Holding Inc.

•    Vice President of LDC Holding Inc. from December 10, 2007 to June 16, 2008; President of LDC Holding Inc. from June 16, 2008 to September 24, 2010; Director and executive officer of other affiliates of LDCSH during past five years.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Claude Ehlinger	Luxembourg

Chief Financial Officer Louis Dreyfus Commodities B.V. and Director of Finance North America Region:

•   Since September 24, 2010, Executive Vice President of LDC Holding Inc.;

•   Since May 7, 2008, Director of Louis Dreyfus Commodities BV;

•   Since December 11, 2007, Managing Director of Louis Dreyfus Commodities Holdings BV;

•   Director and executive officer of other affiliates of LDCSH during past five years.

Kevin Grimes	United States

Metals Platform Head:

•   Since August 3, 2010, Executive Vice President of LDCLLC

•   Since September 24, 2010, Vice President of LDC Holding Inc.

•   Manager of LDCLLC from August 3, 2010 to March 1, 2012; Director of LDC Holding Inc. from September 23, 2010 to March 1, 2012; executive officer of other affiliates of LDCSH during past five years.

H. Thomas Hayden, Jr.	United States

Regional Chief Operating Officer:

•   Since April 26, 2012, Director and Vice President of Purchaser

•   Since August 12, 2010, Vice President and Chief Operating Officer of LDCSH

•   Since August 3, 2010, Manager, Vice President and Chief Operating Officer of LDCLLC

•   Since June 16, 2008, Director of LDC Holding Inc.; since September 24, 2010, Vice President and Chief Operating Officer of LDC Holding Inc.

•   Director and executive officer of other affiliates of LDCSH during past five years.

Scott T. Hogan	United States

Regional Head of Treasury and Regional Head of Business Development:

•   Since April 26, 2012, Vice President and Treasurer of Purchaser

•   Since February 1, 2011, Vice President and Treasurer of each of LDCSH, LDCLLC and LDC Holding Inc.

•   Executive officer of other affiliates of LDCSH since February 2011; Regional Manager – Business Development for other affiliates of LDCSH from April 2009 to February 2011;

•   Associate at Société Générale, New York Branch from January 2007 to August 2007; Investment Banking Analyst at Merrill Lynch from August 2007 to April 2009.

Jan-Mikael Morn	Finland

Regional Chief Executive Officer:

•   Since April 26, 2012, Director and President of Purchaser

•   Since March 1, 2012, Vice President of LDCSH, Manager, President and Chief Executive Officer of LDCLLC and Director, President and Chief Executive Officer of LDC Holding Inc.

•   Director and executive officer of other affiliates of LDCSH during past five years.

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Joseph Nicosia	United States

Senior Platform Head Cotton:

•   Since August 3, 2010, Manager and Executive Vice President of LDCLLC

•   Since September 23, 2010, Director of LDC Holding Inc.; since September 24, 2010, Vice President of LDC Holding Inc.

•   Director and executive officer of other affiliates of LDC Holding Inc. during past five years.

Dewey A. Satterfield	United States	Regional Head of Credit: • Since January 17, 2012, Vice President of each of LDCSH, LDCLLC and LDC Holding Inc. • Director, Barclays Capital Inc. from May 31, 2005 to January 13, 2012.

Jeffrey Zanchelli	United States

Regional Head of Tax:

•   Since April 26, 2012, Vice President of Purchaser

•   Since August 12, 2010, Vice President of LDCSH

•   Since August 3, 2010, Vice President of LDCLLC

•   Since October 20, 2006, Vice President of LDC Holding Inc.

•   Executive officer of other affiliates of LDCSH during past five years.

Louis Dreyfus Commodities Services Suisse SA

Business Address: route de l’Aéroport 29, Case postale 236, 1215 Genève 15, Switzerland

Principal Business: Holding Company

Place of Organization: Switzerland

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Jean-Marc Foucher	France

Since May 2011, Chief Executive Officer Europe and Black Sea Region:

•   Since July 14, 2011, President of Louis Dreyfus Commodities Services Suisse SA

•   Director and executive officer of other affiliates of LDCSH during past five years.

Pascale Vidalie	France

Chief Financial Officer Europe and Black Sea Region:

•   Since July 14, 2011, Vice President of Louis Dreyfus Commodities Services Suisse SA

•   From September 2010 to June 2011, Head of Controlling, Europe and Black Sea Region, Louis Dreyfus Commodities Suisse SA

•   Since March 2011, Director of other affiliates of LDCSH

•   From November 2008 to August 2010, Chief Financial Officer Continental Europe and Middle East for Nomura International plc

•   Prior to November 2008, during the past five years, Chief Financial Officer Europe and Middle East for Lehman Brothers Ltd

Alexandre Montavon	Switzerland	• Partner, De Pfyffer Avocats since January 1993 • Director of Louis Dreyfus Commodities Services Suisse SA since April 2006 • Director of other affiliates of LDCSH during past five years

Louis Dreyfus Commodities BV

Business Address: Westblaak 92, 3012 KM Rotterdam, Netherlands

Principal Business: Holding Company

Place of Organization: The Netherlands

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Claude Ehlinger	Luxembourg

Chief Financial Officer and Director of Finance North America Region:

•   Executive Vice President of LDC Holding Inc. since September 24, 2010

•   Managing Director of Louis Dreyfus Commodities BV since May 7, 2008;

•   Since December 11, 2007, Managing Director of Louis Dreyfus Commodities Holdings BV.

•   Director and executive officer of other affiliates of LDCSH during past five years.

Ciro Echesortu	Argentina	Chief Operating Officer during the past five years • Director and executive officer of other affiliates of LDCSH during past five years.

Jean-Yves Haagen	France

Group General Counsel since January 2012

•   Director of other affiliates of LDCSH since January 2012

•   From October 2009 to January 2012, Vice President Legal and Contracts for Thalès SA (Avionics and Airborne Systems)

•   From September 2004 to October 2009, Vice President Corporate Transactions and Financing (Group) for Thalès SA

François-Philippe Pic	France

Group Head of Regions and Operations since September 2011

•   Director of other affiliates of LDCSH since September 2011

•   From May 2009 to August 2011, Chief Executive Officer France for Mondial Assistance SAS

•   From May 2003 to April 2009, VP Customer Service for Societe Francaise de Radiotelephone (SFR)

Serge Schoen	France	Chief Executive Officer during past five years • Director of other affiliates of LDCSH during past five years.

Johannes Schol	The Netherlands

Since December 28, 2004, Managing Director of Louis Dreyfus Commodities BV;

•   Managing Director of Louis Dreyfus Commodities Holdings BV since December 12, 2006;

•   Director of other affiliates of LDCSH during past five years.

Silvia Taurozzi	Argentina	• Senior Platform Head, Other Proteins and Tropicals since January 2012 • Director and executive officer of other affiliates of LDCSH during the past five years

Louis Dreyfus Commodities Holdings BV

Business Address: Westblaak 92, 3012 KM Rotterdam, Netherlands

Principal Business: Holding company

Place of Organization: The Netherlands

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Claude Ehlinger	Luxembourg

Chief Financial Officer Louis Dreyfus Commodities B.V. and Director of Finance North America Region:

•   Since September 24, 2010, Executive Vice President of LDC Holding Inc.;

•   Since May 7, 2008, Managing Director of Louis Dreyfus Commodities BV;

•   Since December 11, 2007, Managing Director of Louis Dreyfus Commodities Holdings BV.

•   Director and executive officer of other affiliates of LDCSH during past five years.

Johannes Schol	The Netherlands

Since December 28, 2004, Managing Director of Louis Dreyfus Commodities BV;

•   Since December 12, 2006, Managing Director of Louis Dreyfus Commodities Holdings BV;

•   Director of other affiliates of LDCSH during past five years.

Louis Dreyfus Commodities and Energy Holdings NV

Business Address: Zuidplein 208, 1077 XV Amsterdam, The Netherlands

Principal Business: Holding company

Place of Organization: The Netherlands

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Christopher Caperton	United States

•   Since June 2010, Managing Director of Louis Dreyfus Commodities and Energy Holdings NV;

•   Since June 2010, Managing Director and General Counsel of Louis Dreyfus Holding BV;

•   Director and/or executive officer of other affiliates of LDCSH during past five years.

Sandrine Teran-Mathot	France

Louis Dreyfus Commodities Group Corporate Secretary since April 2008:

•   Since April 11, 2012, Managing Director of Louis Dreyfus Commodities and Energy Holdings NV;

•   Since October 7, 2011, Managing Director of Louis Dreyfus Holding BV

•   Director of other affiliates of LDCSH since October 2008

•   From September 2000 to April 2008, Head of tax, corporate finance and internal audit for Eutelsat Communications S.A.

Louis Dreyfus Holding BV

Business Address: Zuidplein 208, 1077 XV Amsterdam, The Netherlands

Principal Business: Holding company

Place of Organization: The Netherlands

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Christopher Caperton	United States

General Counsel of Louis Dreyfus Holding BV

•    Since June 2010, Managing Director of Louis Dreyfus Commodities and Energy Holdings NV;

•    Since June 2010, Managing Director and General Counsel of Louis Dreyfus Holding BV;

•    Director and/or executive officer of other affiliates of LDCSH during past five years.

Sandrine Teran-Mathot	France

Louis Dreyfus Commodities Group Corporate Secretary since April 2008:

•    Since April 11, 2012, Managing Director of Louis Dreyfus Commodities and Energy Holdings NV;

•    Since October 7, 2011, Managing Director of Louis Dreyfus Holding BV

•    Director of other affiliates of LDCSH since October 2008

•    From September 2000 to April 2008, Head of tax, corporate finance and internal audit for Eutelsat Communications S.A.

Akira BV

Business Address: Prins Bernhardplein 200, 1097JB Amsterdam, The Netherlands

Principal Business: Holding Company

Place of Organization: The Netherlands

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History

Mehdi El Glaoui	France

•    Since September 2010, Managing Director of Akira BV

•    Since December 2007, President of Nipralabs Investment Management (NIM) SA

•    Prior to December 2007, during the past five years, CEO of Wyeth Pharmaceuticals France S.A.

•    Director of other affiliates of LDCSH since June 2011

George Frederik Nikolaï	The Netherlands	• Since September 2010, Managing Director of Akira BV • Since April 1989, non-executive director of Intertrust Netherlands BV

Otgerus Joseph Anton van der Nap	The Netherlands	• Since September 2010, Managing Director of Akira BV • Since May 1990, Managing director of Intertrust Netherlands BV

Akira Holding Foundation

Business Address: Heiligkreuz 6, 9490 Vaduz, Liechtenstein

Principal Business: Family Foundation

Place of Organization: Liechtenstein

Name	Country of Citizenship	Present Principal Occupation or Employment and Employment History
Johannes Michael Burger	Austria	• Since May 2008, Foundation Council Member of Akira Holding Foundation • Partner, Marxer & Partner Rechtsanwälte, Attorneys at Law, during past five years

Mario Alexander König	Austria	• Since May 2008, Foundation Council Member of Akira Holding Foundation • Partner, Marxer & Partner Rechtsanwälte, Attorneys at Law, during past five years

The Depositary for the Tender Offer is:

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or

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